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TABLE OF CONTENTS 2

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

 Filed Pursuant to Rule 424(b)(5)
Registration No. 333-200311

            Subject to Completion, dated November 17, 2014

12,000,000 Shares

Common Shares

           This is a public offering of 12,000,000 common shares of Essent Group Ltd. We are offering 6,000,000 common shares to be sold in the offering. The selling shareholders identified in this prospectus supplement are offering an additional 6,000,000 common shares. Certain of the selling shareholders are affiliated with certain of the underwriters. We will not receive any proceeds from the sale of shares by the selling shareholders.

           This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus included in our registration statement on Form S-3 filed with the U.S. Securities and Exchange Commission (Registration No. 333-200311) on November 17, 2014.

           Our common shares are listed on the New York Stock Exchange under the symbol "ESNT". The last reported sale price of our common shares on November 14, 2014 was $23.95 per share.

           The selling shareholders and any agents or broker-dealers that participate with the selling shareholders in the distribution of common shares may be deemed to be "underwriters" under the Securities Act of 1933, as amended.

           We are an "emerging growth company" as defined under applicable Federal securities laws and utilize reduced public company reporting requirements. Investing in our common shares involves risks. See "Risk Factors" beginning on page S-9 of this prospectus supplement, on page 4 of the accompanying prospectus and in the reports we file with the Securities and Exchange Commission (the "SEC") that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to Essent Group Ltd.	$	$
Proceeds, before expenses, to selling shareholders	$	$

           The underwriters have an option to buy up to an additional 1,800,000 shares from the selling shareholders to cover sales by the underwriters. They may exercise that option for 30 days.

           Neither the SEC, any state securities commission, the Registrar of Companies in Bermuda, or the Bermuda Monetary Authority (the "BMA"), nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

           The underwriters expect to deliver the shares against payment therefor in book entry form only through the facilities of The Depository Trust Company on or about November     , 2014.

Goldman, Sachs & Co.	J.P. Morgan	BofA Merrill Lynch
Barclays	Credit Suisse	Macquarie Capital
Dowling & Partners Securities, LLC	Keefe, Bruyette & Woods A Stifel Company	Wells Fargo Securities

Prospectus Supplement dated November       , 2014

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

          Unless the context otherwise indicates or requires, the terms "we," "our," "us," "Essent," and the "Company," as used in this prospectus supplement, refer to Essent Group Ltd. and its directly and indirectly owned subsidiaries, including our primary operating subsidiary, Essent Guaranty, Inc. When we use the term "Essent Group," we are only referring to Essent Group Ltd. and not its subsidiaries.

          This document is comprised of two parts, a prospectus supplement and an accompanying prospectus dated November 17, 2014. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC. We and the selling shareholders named in a prospectus supplement may offer and sell our common shares in one offering and resale in accordance with such Form S-3 registration statement.

          This prospectus supplement describes the specific terms of this offering and certain other matters relating to us and our financial condition, and adds to and updates information contained in the accompanying prospectus and documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The accompanying prospectus provides more general information about the securities we may offer from time to time under the registration statement, some of which may not apply to the common shares covered by this prospectus supplement. If there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement will control. You should read both this prospectus supplement and the accompanying prospectus together with the additional information described in "Where You Can Find More Information" and the documents listed in "Information Incorporated by Reference" before you decide whether to invest in our common shares.

          In making an investment decision, you must rely on your own examination of the Company and the terms of this offering and our common shares, including the merits and risks involved. We are not making any representation to any purchaser of the common shares regarding the legality of an investment in common shares by such purchaser. You should not consider any information in this prospectus supplement or the accompanying prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor or tax advisor for legal, business and tax advice regarding an investment in our common shares.

          You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus and any free writing prospectus that we authorize to be distributed to you. We have not, and the selling shareholders and the underwriters have not, authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. We are not, and the selling shareholders and the underwriters are not, making an offer to sell the common shares or soliciting an offer to buy the common shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since such respective dates.

S-ii

 TRADEMARKS

          We have proprietary rights to trademarks used in this prospectus supplement which are important to our business, including Essent® and Essent GroupTM, many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names referred to in this prospectus supplement may appear without the "®" or "TM" symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies' trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement is the property of its respective holder.

MARKET, INDUSTRY AND OTHER DATA

          This prospectus supplement includes market and industry data and forecasts that we have developed from independent research firms, publicly available information, various industry publications, other published industry sources or our internal data and estimates. Independent research reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Our internal data, estimates and forecasts are based on information obtained from trade and business organizations and other contacts in the markets in which we operate and our management's understanding of industry conditions. Except as otherwise indicated, "Market Share" as used in this prospectus supplement means our market share as measured by our share of total new insurance written ("NIW") on a flow basis (in which loans are insured in individual, loan-by-loan transactions) in the private mortgage insurance industry, and excludes NIW under the Home Affordable Refinance Program ("HARP" and such NIW, the "HARP NIW") and bulk insurance (in which each loan in a portfolio of loans is insured in a single transaction).

S-iii

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

          In addition to historical information, this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, contain statements relating to events, developments or results that we expect or anticipate may occur in the future. These statements are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as "anticipate," "may," "will," "could," "should," "would," "expect," "intend," "plan," "goal," "contemplate," "believe," "estimate," "predict," "project," "potential," "continue," "seek," "strategy," "future," "likely" or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management's current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment. New risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including:

  •
  changes in or to Fannie Mae and Freddie Mac, which we refer to collectively as the GSEs, whether through Federal legislation, restructurings or a shift in business practices;

  •
  failure to continue to meet the mortgage insurer eligibility requirements of the GSEs;

  •
  competition for our customers;

  •
  lenders or investors seeking alternatives to private mortgage insurance;

  •
  increase in the number of loans insured through Federal government mortgage insurance programs, including those offered by the Federal Housing Administration;

  •
  decline in new insurance written, or NIW, and franchise value due to loss of a significant customer;

  •
  decline in the volume of low down payment mortgage originations;

  •
  the definition of "Qualified Mortgage" reducing the size of the mortgage origination market or creating incentives to use government mortgage insurance programs;

  •
  the definition of "Qualified Residential Mortgage" reducing the number of low down payment loans or lenders and investors seeking alternatives to private mortgage insurance;

  •
  the implementation of the Basel III Capital Accord, which may discourage the use of private mortgage insurance;

  •
  decrease in the length of time our insurance policies are in force;

  •
  uncertainty of loss reserve estimates;

  •
  deteriorating economic conditions;

  •
  management of risk in our investment portfolio;

  •
  fluctuations in interest rates;

S-iv

  •
  inadequacy of the premiums we charge to compensate for our losses incurred;

  •
  dependence on management team and qualified personnel;

  •
  disturbance to our information technology systems;

  •
  change in our customers' capital requirements discouraging the use of mortgage insurance;

  •
  declines in the value of borrowers' homes;

  •
  limited availability of capital;

  •
  unanticipated claims arise under and risks associated with our contract underwriting program;

  •
  industry practice that loss reserves are established only upon a loan default;

  •
  disruption in mortgage loan servicing;

  •
  risk of future legal proceedings;

  •
  customers' technological demands;

  •
  our non-U.S. operations becoming subject to U.S. Federal income taxation;

  •
  becoming considered a passive foreign investment company for U.S. Federal income tax purposes;

  •
  scope of recently enacted legislation is uncertain;

  •
  potential inability of our insurance subsidiaries to pay dividends; and

  •
  other risk factors listed under "Risk Factors" and elsewhere in this prospectus supplement.

          For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should review the discussion under "Risk Factors" in this prospectus supplement and the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including the discussion under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2013, and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, and those risks detailed in our subsequent reports and registration statements filed from time to time with the SEC. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date of the document in which they are included.

S-v

 PROSPECTUS SUPPLEMENT SUMMARY

          The following summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference, and does not contain all of the information that you should consider before investing in our common shares. You should read this entire prospectus supplement, including the sections entitled "Risk Factors," the accompanying prospectus, our financial statements and the accompanying notes to the financial statements and other documents incorporated by reference into this prospectus supplement and the accompanying prospectus before making an investment decision.

Overview

          We are an established and growing private mortgage insurance company. We were formed to serve the U.S. housing finance industry at a time when the demands of the financial crisis and a rapidly changing business environment created the need for a new, privately funded mortgage insurance company. Since writing our first policy in May 2010, we have grown to an estimated 14.0% Market Share for the three months ended September 30, 2014, up from 12.1%, 8.6% and 4.5% for the years ended December 31, 2013, 2012 and 2011, respectively. We believe that our growth has been driven largely by the unique opportunity we offer lenders to partner with a well-capitalized mortgage insurer, unencumbered by legacy business, that provides fair and transparent claims payment practices, and consistency and speed of service.

          Private mortgage insurance plays a critical role in the U.S. housing finance system. Essent and other private mortgage insurers provide credit protection to lenders and mortgage investors by covering a portion of the unpaid principal balance of a mortgage in the event of a default. In doing so, we provide private capital to mitigate mortgage credit risk, allowing lenders to make additional mortgage financing available to prospective homeowners.

          Private mortgage insurance helps extend affordable home ownership by facilitating the sale of low down payment loans into the secondary market. Two U.S. Federal government-sponsored enterprises, Fannie Mae and Freddie Mac, which we refer to collectively as the GSEs, purchase residential mortgages from banks and other lenders and guaranty mortgage-backed securities that are offered to investors in the secondary mortgage market. The GSEs are restricted by their charters from purchasing or guaranteeing low down payment loans, defined as loans with less than a 20% down payment, that are not covered by certain credit protections. Private mortgage insurance satisfies the GSEs' credit protection requirements for low down payment loans, supporting a robust secondary mortgage market in the United States.

          In 2010, Essent became the first private mortgage insurer to be approved by the GSEs since 1995, and is licensed to write coverage in all 50 states and the District of Columbia. We had master policy relationships with approximately 1,138 customers as of September 30, 2014. Our top ten customers represented approximately 43%, 50% and 60% of our NIW on a flow basis for the nine months ended September 30, 2014 and the years ended December 31, 2013 and 2012, respectively. We have a fully functioning, scalable and flexible mortgage insurance platform and a highly experienced, talented team of 322 employees, including 70 in business development and sales and 72 in underwriting, as of September 30, 2014. Our holding company is domiciled in Bermuda and our U.S. insurance business is headquartered in Radnor, Pennsylvania. We operate additional underwriting and service centers in Winston-Salem, North Carolina and Irvine, California. For the nine months ended September 30, 2014 and the years ended December 31, 2013 and 2012, we generated NIW of approximately $18.3 billion, $21.2 billion and $11.2 billion, respectively, and as of September 30, 2014, we had approximately $46.4 billion of insurance in force.

          In July 2014, our Bermuda-based reinsurance subsidiary, Essent Reinsurance Ltd., issued an insurance policy in connection with Freddie Mac's Agency Credit Insurance Structure ("ACIS") program. This policy covers up to $28.5 million of the risk on the loans in the reference pools associated with the STACR 2014 DN-1 debt notes issued by Freddie Mac in February 2014. Essent Reinsurance Ltd. also reinsures 25% of Essent Guaranty Inc.'s GSE-eligible NIW effective July 1, 2014 under a quota share reinsurance transaction.

Corporate and Other Information

          Essent Group Ltd. was organized as a limited liability company under the laws of Bermuda on July 1, 2008. Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Our website address is www.essentgroup.com. We have included our website address in this prospectus supplement solely as an inactive textual reference. We do not incorporate the information contained on, or accessible through, our corporate website into, and you should not consider it to be part of, this prospectus supplement or the accompanying prospectus.

          Our wholly owned primary insurance subsidiary, Essent Guaranty, Inc., received its certificate of authority from the Pennsylvania Insurance Department in July 2009, and subsequently received licenses to issue mortgage insurance in all 50 states and the District of Columbia. Our wholly owned Bermuda domiciled reinsurance subsidiary, Essent Reinsurance Ltd., is a Class 3A Insurer pursuant to Section 4 of the Bermuda Insurance Act 1978.

          The financial strength of Essent Guaranty, Inc. is rated Baa2 with a stable outlook by Moody's Investors Service and BBB+ with a stable outlook by Standard & Poor's Rating Services.

Implications of Being an Emerging Growth Company

          We qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we have elected to take advantage of the reduced disclosure requirements available to emerging growth companies under the JOBS Act about our executive compensation arrangements and the presentation of selected financial data for periods prior to the earliest audited period incorporated by reference in this prospectus supplement and the accompanying prospectus and an exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

          As a result of these elections, the information that we provide, or that is incorporated by reference, in this prospectus supplement and the accompanying prospectus may be different than the information you may receive from other public companies in which you hold equity interests. In addition, it is possible that some investors will find our common shares less attractive as a result of our elections, which may result in a less active trading market for our common shares and more volatility in our share price.

          We may take advantage of these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering (which we completed in November 2013), (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common shares which are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We expect that we will no longer qualify as an emerging growth company effective upon the last day of the fiscal year 2014.

 Summary of the Offering

          Summary details of the offering of our common shares under this prospectus supplement and the accompanying prospectus are set forth below.

Common shares offered by us	6,000,000 shares
Common shares offered by selling shareholders	6,000,000 shares
Total common shares offered	12,000,000 shares (13,800,000 shares upon the exercise of the underwriters' option discussed below in full).
Option to purchase additional common shares	The underwriters have a 30-day option to purchase an additional 1,800,000 common shares from the selling shareholders.
Common shares to be outstanding after this offering	92,524,092 shares (whether or not the underwriters' option to purchase additional shares is exercised).
Public offering price per share	$
Use of proceeds	The net proceeds to the Company from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $ .

We intend to use the net proceeds from this offering for general corporate purposes, which may include capital contributions to support the growth of our insurance subsidiaries. We will not receive any proceeds from the sale of shares by the selling shareholders. See "Use of Proceeds."

Dividend policy	We do not currently expect to pay dividends on our common shares for the foreseeable future.
New York Stock Exchange Symbol for the Common Shares	ESNT

Conflicts of interest

Due to its role as a selling shareholder, Goldman, Sachs & Co. and/or its affiliates may be receiving more than 5% of the net offering proceeds resulting in a "conflict of interest" pursuant to Financial Industry Regulatory Authority ("FINRA") Rule 5121(f)(5)(C). Additionally, due to its role as a selling shareholder, J.P. Morgan Securities LLC and/or its affiliates may be receiving more than 5% of the net offering proceeds resulting in a "conflict of interest" pursuant to FINRA Rule 5121(f)(5)(C). Therefore, this offering will be conducted in accordance with FINRA Rule 5121 ("Rule 5121"), which requires that Goldman, Sachs & Co. and J.P. Morgan Securities LLC not make sales to discretionary accounts without the prior written consent of the account holder. A qualified independent underwriter ("QIU") as defined in Rule 5121, will not be necessary for this offering as the securities have a "bona fide public market" pursuant to Rule 5121(a)(1)(B).

          The number of shares outstanding after this offering is based on 86,524,092 shares outstanding as of November 14, 2014. This number excludes (a) 638,530 shares issuable upon the vesting of restricted share units that are outstanding as of such date, and (b) 13,538,661 shares reserved for future issuance under our equity compensation plans.

          For additional information concerning our common shares, see "Description of Our Share Capital" in the prospectus included in our registration statement on Form S-3. For a description of the tax considerations reasonably anticipated to be material to prospective holders in connection with the purchase, ownership and disposition of our common shares, see "Certain Tax Considerations" in this prospectus supplement.

 Summary Consolidated Financial and Other Data

          The following tables set forth our summary consolidated financial and other data as of and for the periods indicated. The summary consolidated financial and other data as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 have been derived from our audited consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus. Our historical results for any prior period are not necessarily indicative of results expected in any future period.

          The summary consolidated financial and other data as of and for the nine months ended September 30, 2014 and 2013 have been derived from our unaudited condensed consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus. We believe our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus have been prepared on the same basis as our audited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of the financial position and results of operations for such periods. The summary consolidated financial and other data as of and for the nine months ended September 30, 2014 and 2013 are not necessarily indicative of the results expected as of and for the year ended December 31, 2014 or for any future period.

          The information set forth under "Insurance company capital — U.S. Mortgage Insurance Business" below has been derived from the annual and quarterly statements of our insurance subsidiaries filed with the Pennsylvania Insurance Department. The accompanying data has been prepared in conformity with accounting practices prescribed or permitted by the Pennsylvania Insurance Department. Such practices vary from accounting principles generally accepted in the United States.

	Nine Months Ended September 30,
Selected income statement data (in thousands, except per-share amounts)
			Year Ended December 31,
	2014	2013	2013	2012	2011
Net premiums written	$193,559	$133,322	$186,200	$72,668	$17,865
Increase in unearned premium	(38,144)	(50,295)	(62,829)	(30,875)	(9,686)

Net premiums earned	155,415	83,027	123,371	41,793	8,179

Total revenues	166,725	89,050	131,403	48,716	14,388
Total losses and expenses	74,835	50,385	73,376	62,592	48,838
Income tax expense (benefit)	32,259	(7,731)	(7,386)	(333)	(895)

Net income (loss)	$59,631	$46,396	$65,413	$(13,543)	$(33,555)

Earnings (loss) per share(1):
Basic:
Common Shares(2)	$0.72	N/A	$0.90	N/A	N/A
Class A	N/A	$1.22	N/A	$(0.49)	$(1.39)
Class B-2	N/A	0.50	N/A	$(0.01)	N/A
Diluted:
Common Shares(2)	$0.70	N/A	$0.70	N/A	N/A
Class A	N/A	$1.22	N/A	$(0.49)	$(1.39)
Class B-2	N/A	0.11	N/A	$(0.01)	N/A

	Nine Months Ended September 30,
Selected income statement data (in thousands, except per-share amounts)
			Year Ended December 31,
	2014	2013	2013	2012	2011
Weighted average common shares outstanding:
Basic:
Common Shares(2)	83,263	N/A	14,044	N/A	N/A
Class A	N/A	37,449	N/A	27,445	24,151
Class B-2	N/A	1,340	N/A	393	—
Diluted:
Common Shares(2)	84,811	N/A	18,103	N/A	N/A
Class A	N/A	37,573	N/A	27,445	24,151
Class B-2	N/A	6,033	N/A	393	—

Balance sheet data ($ in thousands):	As of September 30,		As of December 31,
	2014	2013	2013	2012	2011
Total investments	$897,151	$339,966	$332,555	$247,414	$171,091
Cash	17,574	131,257	477,655	22,315	18,501
Total assets	991,600	505,173	853,970	283,332	210,066
Reserve for losses and LAE	5,682	2,727	3,070	1,499	57
Unearned premium reserve	141,544	90,866	103,399	40,570	9,695
Amounts due under Asset Purchase Agreement	2,493	7,426	4,949	9,841	14,703
Total stockholders' equity	$794,893	$387,982	$722,141	$219,123	$176,061

	Nine Months Ended September 30,
Selected additional data ($ in thousands)			Year Ended December 31,
	2014	2013	2013	2012	2011
New insurance written	$18,294,605	$16,624,738	$21,152,638	$11,241,161	$3,229,720
Loss ratio(3)	2.1%	2.0%	1.9%	3.5%	0.7%
Expense ratio(4)	46.1%	58.7%	57.6%	146.3%	596.4%

Combined ratio	48.2%	60.7%	59.5%	149.8%	597.1%

Insurance portfolio ($ in thousands):	As of September 30,		As of December 31,
	2014	2013	2013	2012	2011
Insurance in force	$46,428,526	$28,198,722	$32,028,196	$13,628,980	$3,376,708
Risk in force	$11,152,497	$6,764,997	$7,768,605	$3,221,631	$777,460
Policies in force	209,841	123,737	141,417	59,764	15,135
Loans in default	312	116	159	56	3
Percentage of loans in default	0.15%	0.09%	0.11%	0.09%	0.02%
Insurance company capital
($ in thousands):
U.S. Mortgage Insurance Business
Combined statutory capital(5)	$664,206	$373,641	$469,424	$203,611	$150,851
Risk to capital ratios:
Essent Guaranty, Inc.	16.2:1	18.0:1	16.6:1	15.8:1	5.0:1
Essent Guaranty of PA, Inc.	16.2:1	20.3:1	17.1:1	16.2:1	10.4:1
Combined(6)	16.1:1	18.1:1	16.5:1	15.8:1	5.2:1
Essent Reinsurance Ltd. Mortgage Insurance Business
Stockholders equity (GAAP basis)	$102,109	$126	$389	$366	$294
Net Risk in Force(7)	$462,280	N/A	N/A	N/A	N/A

(1)
Prior to our initial public offering ("IPO"), which was completed on November 5, 2013, the Company had two classes of common shares outstanding: Class A common shares and Class B-2 common shares. The Class A common shares accrued a 10% cumulative dividend and the Class B-2 common shares had no stated dividend rate with any dividends being declared at the discretion of the Company's board of directors. Accordingly, earnings (loss) per common share was calculated using the "two-class" method which provides that earnings and losses be allocated to each class of common shares according to dividends declared and their respective participation rights. Substantially all of the net income (loss) for the periods prior to the IPO was allocated to the Class A common shares for purposes of determining earnings per share. Upon the completion of the IPO, all of the Class A common shares and the Class B-2 common shares converted into a single class of common shares, as more fully described in note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(2)
The weighted average common shares outstanding as presented in the table above includes: (a) the weighted average common shares outstanding for the period from November 5, 2013 until December 31, 2013, and (b) the weighted average Class B-2 common shares outstanding (adjusted for the 2 for 3 share split effected immediately prior to the IPO) for the period from January 1, 2013 until the date of the conversion to common shares at the IPO. For purposes of determining earnings per share in 2013, the net income allocated to the Class B-2 common shares and all net income of the Company for the period following the IPO are allocated to the common shares.

(3)
Loss ratio is calculated by dividing the provision for loss and loss adjustment expenses by net premiums earned.

(4)
Expense ratio is calculated by dividing other underwriting and operating expenses by net premiums earned.

(5)
Combined statutory capital equals the sum of statutory capital of Essent Guaranty, Inc. plus Essent Guaranty of PA, Inc., after eliminating the impact of intercompany transactions.

(6)
The combined risk to capital ratio equals the sum of the net risk in force of Essent Guaranty, Inc. and Essent Guaranty of PA, Inc. divided by combined statutory capital.

(7)
Net risk in force represents total risk in force, net of reinsurance ceded and net of exposures on policies for which loss reserves have been established.

RISK FACTORS

          Investing in our common shares involves risk. You should carefully consider the risk factors contained in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein, and the other information contained in this prospectus supplement and the accompanying prospectus, as updated by our subsequent filings under the Exchange Act, before deciding to invest on our common shares. These risks could have a material adverse effect on our business, results of operations or financial condition and cause the trading price of our common shares to decline. You could lose all or part of your investment.

          The risks and uncertainties discussed below and in the documents incorporated by reference are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition or results of operations. Our business, financial condition, or results of operations could be materially adversely affected by any of these risks and cause the value of our securities, including the common shares offered by this prospectus supplement, to decline. The trading price of our common shares could decline due to any of these risks and you could lose all or part of your investment.

 Risks Relating to this Offering and Ownership of Our Common Shares

Our share price may be volatile or may decline regardless of operating performance.

          The market price of our common shares may fluctuate significantly in the future. Some of the factors that could negatively affect the market price of our common shares include:

  •
  actual or anticipated variations in our quarterly operating results;

  •
  changes in our earnings estimates or publication of research reports about us or the real estate industry;

  •
  changes in market valuations of similar companies;

  •
  any indebtedness we incur in the future;

  •
  changes in credit markets and interest rates;

  •
  changes in government policies, laws and regulations;

  •
  changes impacting Fannie Mae, Freddie Mac or Ginnie Mae;

  •
  additions to or departures of our key management personnel;

  •
  actions by shareholders;

  •
  speculation in the press or investment community;

  •
  strategic actions by us or our competitors;

  •
  changes in our credit ratings;

  •
  general market and economic conditions;

  •
  our failure to meet, or the lowering of, our earnings estimates or those of any securities analysts; and

  •
  price and volume fluctuations in the stock market generally.

          The stock markets have experienced extreme volatility in recent years that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common shares. In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation, even if it does not result in liability for us, could result in substantial costs to us and divert management's attention and resources.

Future sales of shares by existing shareholders could cause our share price to decline.

          Sales of substantial amounts of our common shares in the public market, or the perception that these sales could occur, could cause the market price of our common shares to decline. As of November 14, 2014, we had 86,524,092 outstanding common shares. We, our executive officers, directors and certain of our shareholders immediately prior to consummation of this offering agreed to a "lock-up," meaning that, subject to certain exceptions, neither we nor they will sell any shares without the prior consent of Goldman, Sachs & Co., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated until the date that is ninety-days following the consummation of this offering. Goldman, Sachs & Co., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the representatives of the underwriters, may, in their sole discretion and at any time without notice, release all or any portion of the common shares subject to lock-up agreements entered into in connection with this offering. Following the expiration of the ninety-day lock-up period, approximately 58 million additional common shares (net of shares sold by the selling shareholders in this offering) will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144 and subject to any restrictions on unvested shares issued under our share incentive plans. In addition, certain of our significant shareholders may distribute shares that they hold to their investors who themselves may then sell into the public market following the expiration of the lock-up period. Such sales may not be subject to the volume, manner of sale, holding period and other limitations of Rule 144. As resale restrictions end, the market price of our common shares could decline if the holders of those shares sell them or are perceived by the market as intending to sell them. In addition, holders of approximately 61 million shares have registration rights, subject to some conditions, to require us to file registration statements covering the sale of their shares or to include their shares in registration statements that we may file for ourselves or other shareholders in the future, although we will be restricted from filing such registration statements during the lock-up period. Once we register the shares for the holders of registration rights, they can be freely sold in the public market upon issuance.

          In the future, we may issue additional common shares or other equity or debt securities convertible into common shares in connection with a financing, acquisition, and litigation settlement or employee arrangement or otherwise. Any of these issuances could result in substantial dilution to our existing shareholders and could cause the trading price of our common shares to decline.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our share price and trading volume could decline.

          The trading market for our common shares depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of these analysts downgrades our shares or publishes misleading or unfavorable research about our business, our share price would likely decline. If one or more of these analysts ceases coverage of our Company or fails to publish reports on us regularly, demand for our shares could decrease, which could cause our share price or trading volume to decline.

We are an "emerging growth company," and any decision on our part to comply only with certain reduced disclosure requirements applicable to emerging growth companies could make our common shares less attractive to investors.

          We are an "emerging growth company," as defined in the JOBS Act, and, for as long as we continue to be an "emerging growth company," we have choosen to take advantage of exemptions from various reporting requirements applicable to other public companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation, shareholder approval of any golden parachute payments not previously approved and an exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

          We could remain an "emerging growth company" for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which would occur if, among other things, the market value of common equity securities held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

          We cannot predict whether investors will find our common shares less attractive because we have chosen to rely on one or more of these exemptions. If some investors find our common shares less attractive as a result of any decisions to reduce future disclosure, there may be a less active trading market for our common shares and our share price may be more volatile.

We have broad discretion to use our net proceeds from this offering and our investment of those proceeds may not yield favorable returns.

          Our management has broad discretion to spend the proceeds from this offering and you may not agree with the way the proceeds are spent. The failure of our management to apply these funds effectively could result in unfavorable returns. This could adversely affect our business, causing the price of our common shares to decline.

We do not intend to pay dividends on our common shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common shares.

          We do not intend to declare and pay dividends on our share capital for the foreseeable future. We currently intend to retain all our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your common shares for the foreseeable future and the success of an investment in our common shares will depend upon any future appreciation in their value. There is no guarantee that our common shares will appreciate in value or even maintain the price at which our shareholders have purchased their shares. Furthermore, our subsidiaries are restricted by state insurance laws and regulations from declaring dividends to us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations— Liquidity and Capital Resources" in our Annual Report on Form 10-K for the year ended December 31, 2013.

Holders of our shares may have difficulty effecting service of process on us or enforcing judgments against us in the United States.

          We are a Bermuda exempted company. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Certain of our directors are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

U.S. persons who own our shares may have more difficulty in protecting their interests than U.S. persons who are shareholders of a U.S. corporation.

          The Companies Act 1981 of Bermuda (the "Companies Act"), which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act and our bye-laws which differ in certain respects from provisions of Delaware corporate law. Because the following statements are summaries, they do not discuss all aspects of Bermuda law that may be relevant to us and our shareholders.

          Interested Directors.    Bermuda law provides that if a director has an interest in a material contract or proposed material contract with us or any of our subsidiaries or has a material interest in any person that is a party to such a contract, the director must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the board. Under Delaware law such transaction would not be voidable if:

  •
  the material facts as to such interested director's relationship or interests were disclosed or were known to the board of directors and the board of directors had in good faith authorized the transaction by the affirmative vote of a majority of the disinterested directors;

  •
  such material facts were disclosed or were known to the shareholders entitled to vote on such transaction and the transaction were specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

  •
  the transaction was fair as to the corporation as of the time it was authorized, approved or ratified. Under Delaware law, the interested director could be held liable for a transaction in which the director derived an improper personal benefit.

          Business Combinations with Large Shareholders or Affiliates.    As a Bermuda company, we may enter into business combinations with our large shareholders or affiliates, including mergers, asset sales and other transactions in which a large shareholder or affiliate receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders, without obtaining prior approval from our board of directors or from our shareholders. If we were a Delaware company, we would need prior approval from our board of directors or a supermajority of our shareholders to enter into a business combination with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we opted out of the relevant Delaware statute. Our bye-laws also include a provision restricting business combinations with interested shareholders consistent with the corresponding Delaware statute.

          Shareholders' Suits.    The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the name of the company to remedy a wrong done to the company where an act is alleged to be beyond the corporate power of the company, is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, a court would consider acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The prevailing party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the company, against any director or officer for any act or failure to act in the performance of such director's or officer's duties, except with respect to any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

          Indemnification of Directors.    We may indemnify our directors or officers or any person appointed to any committee by the board of directors acting in their capacity as such in relation to any of our affairs for any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the company other than in respect of his own fraud or dishonesty. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not be opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

We may repurchase a shareholder's common shares without the shareholder's consent.

          Under our bye-laws and subject to Bermuda law, we have the option, but not the obligation, to require a shareholder to sell to us at fair market value the minimum number of common shares which is necessary to avoid or cure any adverse tax consequences or materially adverse legal or regulatory treatment to us, our subsidiaries or our shareholders if our board of directors reasonably determines, in good faith, that failure to exercise our option would result in such adverse consequences or treatment.

Provisions in our bye-laws may reduce or increase the voting rights of our shares.

          In general, and except as provided under our bye-laws and as provided below, our shareholders have one vote for each common share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. However, if, and so long as, the shares of a shareholder are treated as "controlled shares" (as determined pursuant to sections 957 and 958 of the Internal Revenue Code of 1986, as amended (the "Code")) of any U.S. Person that owns shares directly or indirectly through non-U.S. entities) and such controlled shares constitute 9.5% or more of the votes conferred by our issued shares, the voting rights with respect to the controlled shares owned by such U.S. Person will be limited, in the aggregate, to a voting power of less than 9.5%, under a formula specified in our bye-laws. The formula is applied repeatedly until the voting power of all 9.5% U.S. Shareholders has been reduced to less than 9.5%. In addition, our board of directors may limit a shareholder's voting rights when it deems it appropriate to do so to (i) avoid the existence of any 9.5% U.S. Shareholder; and (ii) avoid certain material adverse tax, legal or regulatory consequences to us, any of our subsidiaries or any direct or indirect shareholder or its affiliates. "Controlled shares" include, among other things, all shares that a U.S. Person is deemed to own directly, indirectly or constructively (within the meaning of section 958 of the Code). The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among our other shareholders whose shares were not "controlled shares" of the 9.5% U.S. Shareholder so long as such reallocation does not cause any person to become a 9.5% U.S. Shareholder.

          Under these provisions, certain shareholders may have their voting rights limited, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership.

          We are authorized under our bye-laws to request information from any shareholder for the purpose of determining whether a shareholder's voting rights are to be reallocated under the bye-laws. If any holder fails to respond to this request or submits incomplete or inaccurate information, we may, in our sole discretion, eliminate the shareholder's voting rights.

There are regulatory limitations on the ownership and transfer of our common shares.

          Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Companies Act and the Bermuda Investment Business Act 2003, which regulates the sale of securities in Bermuda. In addition, the BMA must approve all issues and transfers of shares of a Bermuda exempted company. However, the BMA has pursuant to its statement of June 1, 2005 given its general permission under the Exchange Control Act 1972 (and related regulations) for the issue and free transfer of our common shares to and among persons who are non-residents of Bermuda for exchange control purposes as long as the shares are listed on an appointed stock exchange, which includes the New York Stock Exchange ("NYSE"). This general permission would cease to apply if the Company were to cease to be so listed. We have obtained consent under the Bermuda Exchange Control Act 1972 (and its related regulations) from the BMA for the issue and transfer of our common shares to and between residents and non-residents of Bermuda for exchange control purposes provided our common shares remain listed on an appointed stock exchange, which includes the NYSE. Bermuda insurance law requires that any person who becomes a holder of at least 10%, 20%, 33% or 50% of the common shares of an insurance or reinsurance company or its parent company must notify the BMA in writing within 45 days of becoming such a holder or 30 days from the date they have knowledge of having such a holding, whichever is later. The BMA may, by written notice, object to a person holding 10%, 20%, 33% or 50% of our common shares if it appears to the BMA that the person is not fit and proper to be such a holder. The BMA may require the holder to reduce their shareholding in us and may direct, among other things, that the voting rights attaching to their shares shall not be exercisable. A person that does not comply with such a notice or direction from the BMA will be guilty of an offense.

          The insurance holding company laws and regulations of the Commonwealth of Pennsylvania, the state in which our insurance subsidiaries are domiciled, require that, before a person can acquire direct or indirect control of an insurer domiciled in the state, prior written approval must be obtained from the Pennsylvania Insurance Department. The state insurance regulators are required to consider various factors, including the financial strength of the acquirer, the integrity and management experience of the acquirer's board of directors and executive officers, and the acquirer's plans for the future operations of the reinsurer or insurer. Pursuant to applicable laws and regulations, "control" over an insurer is generally presumed to exist if any person, directly or indirectly, owns, controls, holds the power to vote or holds proxies representing, 10% or more of the voting securities of that reinsurer or insurer. Indirect ownership includes ownership of our common shares.

          Except in connection with the settlement of trades or transactions entered into through the facilities of the NYSE, our board of directors may generally require any shareholder or any person proposing to acquire our shares to provide the information required under our bye-laws. If any such shareholder or proposed acquirer does not provide such information, or if the board of directors has reason to believe that any certification or other information provided pursuant to any such request is inaccurate or incomplete, the board of directors may decline to register any transfer or to effect any issuance or purchase of shares to which such request is related. Although these restrictions on transfer will not interfere with the settlement of trades on the NYSE, we may decline to register transfers in accordance with our bye-laws and board of directors resolutions after a settlement has taken place.

Future offerings of debt or equity securities, which may rank senior to our common shares, may restrict our operating flexibility and adversely affect the market price of our common shares.

          If we decide to issue debt securities in the future, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any equity securities or convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common shares and may adversely affect the market price of our common shares. Any such debt or preference equity securities will rank senior to our common shares and will also have priority with respect to any distributions upon a liquidation, dissolution or similar event, which could result in the loss of all or a portion of your investment. Our decision to issue such securities will depend on market conditions and other factors beyond our control, and we cannot predict or estimate the amount, timing or nature of our future offerings.

USE OF PROCEEDS

          We estimate that the net proceeds from this offering to us will be approximately $             , after deducting the estimated underwriting discounts and commissions and estimated offering expenses. We cannot assure you that this offering will be completed.

          We will not receive any of the proceeds from the common shares to be sold by the selling shareholders in this offering. Certain of the selling shareholders are affiliated with certain of the underwriters. See "Underwriting (Conflicts of Interest)."

          We intend to use the net proceeds we receive from this offering for general corporate purposes, which may include capital contributions to support the growth of our insurance subsidiaries. We will have broad discretion over the way that we use the net proceeds of this offering received by us. See "Risk Factors — Risks Relating to this Offering and Ownership of Our Common Shares — We have broad discretion to use our net proceeds from this offering and our investment of those proceeds may not yield favorable returns."

 DIVIDEND POLICY

          We do not currently expect to declare or pay dividends on our common shares for the foreseeable future. Instead, we intend to retain earnings to finance the growth and development of our business and general corporate purposes. Any payment of dividends will be at the discretion of our board of directors and will depend upon various factors then existing, including earnings, financial condition, results of operations, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by applicable law, general business conditions and other factors that our board of directors may deem relevant. In addition, the ability of our insurance subsidiaries to pay dividends to Essent Group Ltd. is limited by state insurance laws. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources" in our Annual Report on Form 10-K for the year ended December 31, 2013. In addition, under the Companies Act, we may only declare or pay a dividend if, among other matters, there are reasonable grounds for believing that we are, and would after the payment be, able to pay our respective liabilities as they become due and that the realizable value of our assets will, and after the payment would, exceed our liabilities.

PRICE RANGE OF OUR COMMON SHARES

          Our common shares commenced trading on the New York Stock Exchange under the symbol "ESNT" on October 31, 2013. Before our initial public offering, there was no public market for our common shares. The following table sets forth, for the periods indicated, the high and low intra-day sales prices of our common shares as reported by the NYSE:

2013	High	Low
Fourth Quarter (since October 31, 2013)	$22.10	$19.95

2014	High	Low
First Quarter	$26.45	$21.32
Second Quarter	$21.66	$18.03
Third Quarter	$23.29	$17.26
Fourth Quarter (through November 14, 2014)	$24.88	$21.14

          The last reported sale price of our common shares on the New York Stock Exchange on November 14, 2014 was $23.95 per share. As of November 14, 2014, 86,524,092 common shares were outstanding, held by approximately 31 holders of record of our common shares.

SELLING SHAREHOLDERS

          The following table sets forth the name of each selling shareholder, the number and percentage of common shares beneficially owned by each selling shareholder as of November 14, 2014, the maximum number of common shares offered by each selling shareholder pursuant to this prospectus supplement and the number of common shares and percentage of common shares beneficially owned by each selling shareholder after completion of the sale of the maximum number of common shares that may be offered under this prospectus supplement by such selling shareholder. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common shares. Generally, a person "beneficially owns" common shares if the person has or shares with others the right to vote those common shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. Except as otherwise indicated in the footnotes to the table or in cases where community property laws apply, we believe that each person identified in the table possesses sole voting and investment power over all common shares as beneficially owned by such person.

          All information contained in the table below and the footnotes thereto is based upon information provided to us by the selling shareholders, and we have not independently verified this information.

						Shares Beneficially Owned After the Offering Assuming the Underwriters' Option is Exercised in Full
				Shares Beneficially Owned After the Offering Assuming the Underwriters' Option is Not Exercised
	Shares Beneficially Owned Immediately Prior to this Offering
			Maximum Number of Shares Offered*
Name of Selling Shareholder	Shares Owned	Percentage		Shares Owned	Percentage	Shares Owned	Percentage
PBRA (Cayman) Company and certain affiliates(1)	15,597,726	18.03%	1,934,355	13,663,371	14.77%	13,083,064	14.14%
The Goldman Sachs Group, Inc.(2)	6,038,745	6.98%	563,386	5,475,359	5.92%	5,306,343	5.74%
Commonwealth Annuity and Life Reinsurance Company Limited(3)	7,548,863	8.72%	1,126,772	6,422,091	6.94%	6,084,060	6.58%
Valorina LLC(4)	7,548,618	8.72%	1,205,646	6,342,972	6.86%	5,981,279	6.46%
Aldermanbury Investments Limited(5)	4,698,962	5.43%	422,539	4,276,423	4.62%	4,149,661	4.48%
RenaissanceRe Ventures Ltd.(6)	5,032,575	5.82%	281,693	4,750,882	5.13%	4,666,374	5.04%
PPF Holdings II Ltd.(7)	5,032,575	5.82%	281,693	4,750,882	5.13%	4,666,374	5.04%
HSBC Equity Partners USA, L.P.	1,107,166	1.28%	93,554	1,013,612	1.10%	985,546	1.07%
HSBC Private Equity Partners II USA	402,606	0.47%	34,023	368,583	0.40%	358,376	0.39%
Adolfo F. Marzol(8)	486,997	0.56%	56,339	430,658	0.47%	413,757	0.45%

*
Does not include the underwriters' option to purchase additional shares.

(1)
Consists of shares held by Essent Intermediate, L.P. and shares held by Pine Brook Essent Co-Invest, L.P, although all of the shares sold in this offering are held by Pine Brook Essent Co-Invest, L.P. PBRA (Cayman) Company is the general partner of such entities and therefore may be deemed to have voting or dispositive power over the shares owned by such entities. PBRA (Cayman) Company disclaims beneficial ownership of such shares except to the extent of any indirect pecuniary interest therein. The address for these entities is c/o Pine Brook Road Partners LLC, 60 East 42nd Street, 50th Floor, New York, NY 10165.

(2)
While Global Atlantic Financial Group Limited ("GAFG") is an affiliate of The Goldman Sachs Group, Inc. ("Goldman Sachs") due to its ownership interests in GAFG, Goldman Sachs does not have the power to vote, to direct the voting of, or to dispose, or to direct the disposition of, GAFG's indirectly held interests in the Company, and accordingly Goldman Sachs disclaims beneficial ownership of the Company's securities held indirectly by GAFG. See footnote 3 for an explanation of GAFG's holding. The address for The Goldman Sachs Group, Inc. is 200 West Street, New York, NY 10282.

(3)
Commonwealth Annuity and Life Reinsurance Company Limited ("CWA Re") is a wholly owned indirect subsidiary of GAFG. By virtue of this relationship, GAFG and certain other wholly owned intermediate holding companies may be deemed to have voting and dispositive power over the shares held by CWA Re. The address for these entities is Victoria Place, 5th Floor, 31 Victoria Street, Hamilton HM10, Bermuda.

(4)
Valorina LLC, a Delaware limited liability company, is wholly owned by Quantum Strategic Partners Ltd., a Cayman Islands exempted company ("QSP"). Soros Fund Management LLC, a Delaware limited liability company ("SFM LLC"), serves as principal investment manager to QSP. As such, SFM LLC has been granted investment discretion over portfolio investments held for the account of QSP. George Soros, a U.S. citizen, serves as Chairman of SFM LLC and Robert Soros, a U.S. citizen (collectively with George Soros and SFM LLC, the "SFM Persons") serves as President and Deputy Chairman of SFM LLC. The principal business address of each of the SFM Persons is 888 Seventh Avenue, 33rd Floor, New York, New York 10106.

(5)
Aldermanbury Investments Limited ("AIL") is an indirect wholly owned subsidiary of JPMorgan Chase & Co. ("JPM"). By virtue of this relationship, JPM may be deemed to have voting and dispositive power over the shares held by AIL. The address for these entities is c/o JPMorgan Chase & Co., 270 Park Avenue, New York, NY 10017.

(6)
RenaissanceRe Ventures Ltd. ("RenaissanceRe Ventures") is a wholly owned subsidiary of Renaissance Other Investments Holdings II Ltd. ("ROIHL II"), which in turn is a wholly owned subsidiary of RenaissanceRe Holdings Ltd. ("RenaissanceRe"). By virtue of these relationships, RenaissanceRe and ROIHL II may be deemed to have voting and dispositive power over the shares held by RenaissanceRe Ventures. The address for these entities is 12 Crow Lane, Pembroke HM19, Bermuda.

(7)
PPF Holdings II Ltd. ("PPF") is a wholly owned subsidiary of Partner Reinsurance Company Ltd. ("PRCL"), which in turn is a wholly owned subsidiary of PartnerRe Ltd. ("PRE"). By virtue of these relationships, PRCL and PRE may be deemed to have voting and dispositive power over the shares held by PPF. The address for these entities is Wellesley House South, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

(8)
Mr. Marzol is an executive officer of the Company. The total shares held by Mr. Marzol include (i) 41,776 restricted shares subject to time-based and performance-based vesting, with any shares becoming earned based upon our compounded annual book value per share growth percentage during a three-year performance period commencing January 1, 2014, 37,500 shares of which will vest on January 1, 2018, and 4,276 shares of which will vest on March 1, 2017, and (ii) 41,776 restricted shares subject to time-based vesting, 37,500 shares of which will vest equal annual installments during the three-year period commencing January 1, 2014, and 4,276 shares of which will vest in equal annual installments during the three-year period commencing March 1, 2014. Mr. Marzol's address is Essent Group Ltd., Clarendon House, 2 Church Street, Hamilton HM11 Bermuda.

CERTAIN TAX CONSIDERATIONS

          The following legal discussion (including and subject to the matters and qualifications set forth in such summary) of certain tax considerations (a) under " — Taxation of the Company and Subsidiaries — Bermuda" and " — Taxation of Shareholders — Bermuda Taxation" is based upon the advice of Conyers Dill & Pearman Limited, and (b) under " — Taxation of the Company and Subsidiaries — United States" and " — Taxation of Shareholders — United States Taxation," is based upon the advice of Willkie Farr & Gallagher LLP, New York, New York (and the advice of such firms does not include accounting matters, or determinations or conclusions relating to the business or activities of the Company). The summary is based upon current law and is for general information only. The tax treatment of a holder of our common shares, or of a person treated as a holder of our common shares for U.S. Federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. In addition, legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to us or to holders of our common shares.

          PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING COMMON SHARES.

Taxation of the Company and Subsidiaries

Bermuda

          Under current Bermuda law, there is no income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax payable by us. The Company has obtained from the Minister of Finance under The Exempted Undertaking Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to the Company or to any of their operations or their shares, debentures or other obligations, until March 31, 2035. The Company could be subject to taxes in Bermuda after that date. This assurance is subject to the proviso that it is not intended to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any property leased to the Company. The Company pays an annual Bermuda government fee. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government.

United States

          The following discussion is a summary of certain U.S. Federal income tax considerations relating to our operations. A non-U.S. corporation that is engaged in the conduct of a U.S. trade or business will be subject to U.S. Federal income tax as described below, unless entitled to the benefits of an applicable tax treaty. Whether a trade or business is being conducted in the United States is an inherently factual determination. As the Code, regulations and court decisions fail to identify definitively activities that constitute being engaged in a trade or business in the United States, we cannot be certain that the U.S. Internal Revenue Service (the "IRS") will not contend successfully that the Company and/or its non-U.S. subsidiaries are or will be engaged in a trade or business in the United States. A non-U.S. corporation deemed to be so engaged would be subject to U.S. income tax at regular corporate rates on the portion of its income that is treated as effectively connected with the conduct of that U.S. trade or business ("ECI"), as well as the branch profits tax on its dividend equivalent amount, generally, the ECI (with certain adjustments) deemed withdrawn from the United States, unless the corporation is entitled to relief under the permanent establishment provision of an applicable tax treaty, as discussed below. Such income tax, if imposed, would be based on ECI computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a non-U.S. corporation is generally entitled to deductions and credits only if it timely files a U.S. Federal income tax return. The Company and Essent Re intend to file protective U.S. Federal income tax returns on a timely basis in order to preserve the right to claim income tax deductions and credits if it is ever determined that either company is subject to U.S. Federal income tax. The highest marginal U.S. Federal income tax rates currently are 35% for a corporation's effectively connected income and 30% for the additional "branch profits" tax.

          If Essent Re is entitled to the benefits under the income tax treaty between Bermuda and the United States (the "Bermuda Treaty"), Essent Re would not be subject to U.S. income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. No regulations interpreting the Bermuda Treaty have been issued. Essent Re currently intends to conduct its activities so that it does not have a permanent establishment in the United States, although we cannot be certain that we will achieve this result.

          An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (i) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of either the United States or Bermuda nor U.S. citizens. We cannot be certain that Essent Re will be eligible for Bermuda Treaty benefits immediately following the offering or in the future because of factual and legal uncertainties regarding the residency and citizenship of the Company's shareholders. The Company would not be eligible for treaty benefits because it is not an insurance company. Accordingly, the Company and Essent Re have conducted and intend to conduct substantially all of their foreign operations outside the United States and to limit their U.S. contacts so that neither the Company nor Essent Re should be treated as engaged in the conduct of a trade or business in the United States.

          Non-U.S. insurance companies carrying on an insurance business within the United States have a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If a non-U.S. insurance subsidiary is considered to be engaged in the conduct of an insurance business in the United States and it is not entitled to the benefits of a U.S. income tax treaty in general (because it fails to satisfy one of the limitations on treaty benefits), the Code could subject a significant portion of such company's investment income to U.S. income tax. In addition, while the Bermuda Treaty clearly applies to premium income, it is uncertain whether the Bermuda Treaty applies to other income such as investment income. If Essent Re is considered engaged in the conduct of an insurance business in the United States and is entitled to the benefits of the Bermuda Treaty in general, but the Bermuda Treaty is interpreted to not apply to investment income, a significant portion of Essent Re's investment income could be subject to U.S. income tax.

          The United States also imposes an excise tax on insurance and reinsurance premiums ("FET") paid to non-U.S. insurers or reinsurers that are not eligible for the benefits of a U.S. income tax treaty that provides for an exemption from the FET with respect to risks (i) of a U.S. entity or individual located wholly or partially within the United States and (ii) of a non-U.S. entity or individual engaged in a trade or business in the United States, located within the United States ("U.S. Situs Risks"). The rates of tax are 4% for casualty insurance premiums and 1% for reinsurance premiums. Additionally, the IRS, in Revenue Ruling 2008-15, formally announced its position that the FET is applicable (at a 1% rate on premiums) to all reinsurance cessions or retrocessions of risks by non-U.S. insurers or reinsurers to non-U.S. reinsurers not eligible for the benefits of a U.S. income tax treaty providing for an exemption from the FET where the underlying risks are U.S. Situs Risks, even if the FET has been paid on prior cessions of the same risks. The legal and jurisdictional basis for the IRS' position is unclear, and the U.S. District Court for the District of Columbia recently held that the FET does not apply to retrocession contracts.

          Each of our U.S. domiciled subsidiaries is subject to taxation in the United States at regular corporate rates. Additionally, dividends paid by Essent U.S. Holdings, Inc. will be subject to a 30% U.S. withholding tax.

          The FATCA provisions of the Hiring Incentives to Restore Employment Act of 2010 and regulations issued thereunder require certain Foreign Financial Institutions ("FFIs") (which may include the Company or Essent Re) to enter into an agreement with the IRS to disclose to the IRS the name, address, tax identification number, and other specified information of certain U.S. and non-U.S. persons who own a direct or indirect interest in the FFI and to withhold on account holders that fail to provide such information, or otherwise be subject to a 30% withholding tax with respect to (i) certain U.S. source income (including interest and dividends) and withholdable payments and (ii) "passthru payments" (generally, withholdable payments and payments that are attributable to withholdable payments) made by FFIs; such requirements may be modified by an applicable intergovernmental agreement. Additionally, if the Company or Essent Re is characterized as an FFI and does enter into such an agreement with the IRS, a 30% withholding tax could be imposed on shareholders that do not provide the required information (without any gross-up) or, if the shareholders are, themselves, FFIs, certification that they have entered into their own agreements with the U.S. Treasury. Further, if the Company and Essent Re are not characterized as FFIs, each may be characterized as a passive non-financial foreign entity, in which case it may be subject to such 30% withholding tax on certain payments unless it either provides information to withholding agents with respect to its "substantial U.S. owners" or makes certain certifications. For these purposes, an FFI is generally a non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) holds financial assets for the accounts of others as a substantial portion of its business, (iii) is engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such securities, partnership interests or commodities, (iv) is an insurance company that issues, or is obligated to make payments with respect to, a cash value insurance or annuity contract or (v) is an entity that is a holding company or treasury center that is part of an expanded affiliated group that includes a depository institution, custodial institution, insurance company, or certain other entities, or is formed in connection with or availed of by an investment vehicle established with an investment strategy of investing, reinvesting or trading in financial assets. The U.S. Treasury has issued regulations to implement this legislation. Although the U.S. Treasury has stated that Treasury and IRS do not view the issuance of insurance or reinsurance contracts without cash value, including most property and casualty insurance contracts and indemnity reinsurance contracts, as implicating the concerns of the legislation, it is currently unclear whether the Company or Essent Re will be considered an FFI or a passive non-financial foreign entity for purposes of this legislation. The regulations issued under FATCA and subsequent guidance issued by the IRS indicate that this withholding tax applies currently with respect to payments of U.S. source income, and will apply beginning on January 1, 2017 with respect to payments of proceeds from the sale of property that produces U.S. source interest or dividends. The regulations also indicate that premiums received by Essent Re under any reinsurance contract outstanding on July 1, 2014, will not be subject to withholding under FATCA.

          The Bermuda government has entered into an intergovernmental agreement with the United States. If the Company or Essent Re is treated as a "Reporting Bermuda Financial Institution" for purposes of FATCA, under the intergovernmental agreement, it will be directed to register with the

IRS and enabled to comply with the requirements of FATCA, including due diligence, reporting and withholding. Assuming registration and compliance pursuant to such intergovernmental agreement, an FFI would be treated as compliant with FATCA and not subject to withholding.

          The Company and Essent Re may be subject to the requirements imposed on FFIs or passive non-financial foreign entities under FATCA and will use reasonable efforts to avoid the imposition of a withholding tax under FATCA, which may include entering into an agreement with the IRS.

Taxation of Shareholders

Bermuda Taxation

          Currently, there is no Bermuda withholding or other tax payable on principal, interest or dividends paid to the holders of the common shares.

United States Taxation

          The following summary sets forth certain U.S. Federal income tax considerations related to the purchase, ownership and disposition of the common shares. Unless otherwise stated, this summary deals only with shareholders that are U.S. Persons (as defined below) who purchase their common shares pursuant to this offering, who did not own (directly or indirectly through non-U.S. entities or constructively) shares of the Company prior to such offering and who hold their shares as capital assets within the meaning of section 1221 of the Code. The following discussion is only a discussion of certain U.S. Federal income tax matters as described herein and does not purport to address all of the U.S. Federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder's specific circumstances. In addition, the following summary does not address the U.S. Federal income tax consequences that may be relevant to special classes of shareholders, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers or traders in securities or currencies, tax-exempt organizations, expatriates, partnerships or other pass-through entities (or investors in such entities), persons whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, persons who are considered with respect to any of us as "United States shareholders" for purposes of the CFC rules of the Code (generally, a U.S. Person, as defined below, who owns or is deemed to own 10% or more of the total combined voting power of all classes of the Company's shares or the shares of any of our non-U.S. subsidiaries (i.e., 10% U.S. Shareholders (as defined below))), or persons who hold their shares as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the Treasury Regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States or of any non-U.S. government. Persons considering making an investment in common shares should consult their own tax advisors concerning the application of the U.S. Federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction prior to making such investment.

          If a partnership (or other entity treated as a partnership for U.S. Federal income tax purposes) holds the common shares, the tax treatment of the partners will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership owning our shares, you should consult your tax advisor.

          For purposes of this discussion, the term "U.S. Person" means: (i) an individual citizen or resident of the United States, (ii) a partnership or corporation, created in or organized under the laws of the United States, or organized under the laws of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. Federal income taxation regardless of its source, (iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a U.S. Person for U.S. Federal income tax purposes or (v) any other person or entity that is treated for U.S. Federal income tax purposes as if it were one of the foregoing.

          Taxation of Distributions.    Subject to the discussions below relating to the potential application of the CFC, "related party insurance income" ("RPII") and passive foreign investment company ("PFIC") rules, cash distributions, if any, made with respect to the common shares will constitute dividends for U.S. Federal income tax purposes to the extent paid out of current or accumulated earnings and profits of the Company (as computed using U.S. tax principles). To the extent such distributions exceed the Company's earnings and profits, they will be treated first as a return of the shareholder's basis in their shares to the extent thereof, and then as gain from the sale of a capital asset. If, as expected, the Company does not compute its earnings and profits under U.S. tax principles, all distributions will be characterized as dividends for U.S. Federal income tax purposes. Dividends paid by us to U.S. Persons who are corporations will not be eligible for the dividends received deduction. Dividends paid by us on our common shares to non-corporate U.S. persons should be eligible for reduced rates of taxation as "qualified dividend income," provided certain requirements, including stock holding period requirements, are satisfied. Qualified dividend income is subject to tax at long-term capital gains rates rather than the higher rates applicable to ordinary income.

          Dividends that exceed certain thresholds in relation to a shareholder's tax basis in the common shares could be characterized as an "extraordinary dividend" under the Code. A non-corporate holder of our common shares that receives an extraordinary dividend will be required to treat any losses on the sale of our common shares as long-term capital losses to the extent of the extraordinary dividends such shareholder receives that are treated as qualified dividend income.

          Classification of the Company or Its Non-U.S. Subsidiaries as Controlled Foreign Corporations.    Each 10% U.S. Shareholder (as defined below) of a non-U.S. corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year and who owns shares in the CFC, directly or indirectly through non-U.S. entities, on the last day of the CFC's taxable year, must include in its gross income for U.S. Federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. A non-U.S. corporation is considered a CFC if 10% U.S. Shareholders constructively own more than 50% of the total combined voting power of all classes of stock of such non-U.S. corporation, or more than 50% of the total value of all stock of such corporation. For purposes of taking into account insurance income, which is a category of subpart F income, a CFC also includes a non-U.S. company that earns insurance income in which more than 25% of the total combined voting power of all classes of stock or more than 25% of the total value of all stock is owned by 10% U.S. Shareholders on any day of the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts (other than certain insurance or reinsurance related to same country risks written by certain insurance companies not applicable here) exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks.

          A "10% U.S. Shareholder" is a U.S. Person who owns (directly, indirectly through non-U.S. entities or constructively) at least 10% of the total combined voting power of all classes of stock entitled to vote of the non-U.S. corporation. We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors, no U.S. Person who owns shares of the Company directly or indirectly through one or more non-U.S. entities should be treated as owning (directly, indirectly through non-U.S. entities, or constructively) 10% or more of the total voting power of all classes of shares of the Company or any of its non-U.S. subsidiaries. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge.

          The RPII CFC Provisions.    The special RPII CFC income inclusion rules apply only if (i) the RPII of a non-U.S. insurance subsidiary, determined on a gross basis, is 20% or more of such company's gross insurance income for the taxable year, (ii) direct and indirect insureds and persons related (as defined below) to such insureds, whether or not U.S. Persons, are treated as owing (directly or indirectly through entities) 20% or more of the voting power or 20% or more of the value of such company and (iii) RPII Shareholders (as defined below) are treated as owing directly, indirectly through non-U.S. entities or constructively 25% or more of such non-U.S. insurance subsidiary by vote or value. Although we cannot be certain, the Company expects Essent Re will not have RPII equal to or in excess of 20% of its gross insurance income (the "20% Gross Income Exception") for the foreseeable future. Additionally, as the Company is not licensed as an insurance company, we do not anticipate that the Company will have insurance income, including RPII.

          RPII is any "insurance income" (as defined below) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a "RPII shareholder" (as defined below) or a "related person" (as defined below) to such RPII shareholder. In general, and subject to certain limitations, "insurance income" is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a U.S. domestic insurance company. For purposes of inclusion of the RPII of a non-U.S. insurance subsidiary in the income of RPII shareholders, unless an exception applies, the term "RPII shareholder" means any U.S. Person who owns (directly or indirectly through non-U.S. entities) any amount of the Company's shares. Generally, the term "related person" for this purpose means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder.

          Control is measured by either more than 50% in value or more than 50% in voting power of stock applying certain constructive ownership principles. A corporation's pension plan is ordinarily not a "related person" with respect to the corporation unless the pension plan owns, directly or indirectly through the application of certain constructive ownership rules, more than 50% measured by vote or value, of the stock of the corporation. Essent Re will be treated as a CFC under the RPII provisions if RPII shareholders are treated as owning (directly, indirectly through non-U.S. entities or constructively) 25% or more of the shares of the Company by vote or value.

          If the special RPII CFC inclusion rules apply, each U.S. Person owning (directly or indirectly through non-U.S. entities) any shares in the Company (and therefore, indirectly, in Essent Re) on the last day of Essent Re's taxable year on which it is a CFC under the RPII rules will be required to include in its gross income for U.S. Federal income tax purposes its share of the RPII of Essent Re for the portion of the taxable year during which Essent Re was a CFC under the RPII provisions, determined as if all such RPII were distributed proportionately only to such U.S. Persons at that date, but limited by each such U.S. Person's share of Essent Re's current-year earnings and profits as reduced by the U.S. Person's share, if any, of certain prior-year deficits in earnings and profits. The amount of RPII includable in the income of a RPII shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses. Essent Re intends to operate in a manner that is intended to ensure that Essent Re qualifies for the 20% Gross Income Exception. Although we do not expect that the gross RPII of

Essent Re will equal or exceed 20% of Essent Re's gross insurance income in the foreseeable future, it is possible that we will not be successful in qualifying under this exception.

          Computation of RPII.    In order to determine how much RPII Essent Re has earned in each taxable year, our non-U.S. insurance subsidiaries may obtain and rely upon information from their insureds and reinsureds to determine whether any of the insureds, reinsureds or persons related thereto own (directly or indirectly through non-U.S. entities) shares of the Company and are U.S. Persons. The Company may not be able to determine whether any of the underlying direct or indirect insureds to which Essent Re provides insurance or reinsurance are shareholders or related persons to such shareholders.

          Consequently, the Company may not be able to determine accurately the gross amount of RPII earned by Essent Re in a given taxable year. For any year in which the special RPII CFC inclusion rules apply, the Company may also seek information from its shareholders as to whether beneficial owners of shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons; to the extent the Company is unable to determine whether a beneficial owner of shares is a U.S. Person, the Company may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all known RPII shareholders.

          If, as expected, for each taxable year Essent Re meets the 20% Gross Income Exception, RPII shareholders will not be required to include RPII in their taxable income.

          Basis Adjustments.    A RPII shareholder's tax basis in its shares will be increased by the amount of any RPII that the shareholder includes in income. The RPII shareholder may exclude from income the amount of any distributions by the Company out of previously taxed RPII income. The RPII shareholder's tax basis in its shares will be reduced by the amount of such distributions that are excluded from income.

          Uncertainty as to Application of RPII.    The RPII provisions have never been interpreted by the courts or the U.S. Treasury in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. These provisions include the grant of authority to the U.S. Treasury to prescribe "such regulations as may be necessary to carry out the purpose of this subsection, including . . . regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." Accordingly, the meaning of the RPII provisions and the application thereof to our non-U.S. insurance subsidiaries is uncertain. In addition, we cannot be certain that the amount of RPII or the amounts of the RPII inclusions for any particular RPII shareholder, if any, will not be subject to adjustment based upon subsequent IRS examination. Any prospective investors considering an investment in our shares should consult his tax advisor as to the effects of these uncertainties.

          Information Reporting.    Under certain circumstances, U.S. Persons owning stock in a non-U.S. corporation are required to file IRS Form 5471 with their U.S. Federal income tax returns. Generally, information reporting on IRS Form 5471 is required by (i) a person who is treated as a RPII shareholder, (ii) a 10% U.S. Shareholder of a non-U.S. corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the non-U.S. corporation, and who owned the stock on the last day of that year and (iii) under certain circumstances, a U.S. Person who acquires stock in a non-U.S. corporation and as a result thereof owns 10% or more of the voting power or value of such non-U.S. corporation, whether or not such non-U.S. corporation is a CFC. The Company will provide to all U.S. Persons registered as shareholders of its shares the relevant information necessary to complete Form 5471 in the event the Company determines this is necessary. Failure to file IRS Form 5471 may result in penalties.

          U.S. Persons holding common shares should consider their possible obligation to file a FinCen Form 114 — Foreign Bank and Financial Accounts Report — with respect to the common shares. Additionally, such U.S. Persons should consider their possible obligations to annually report certain information with respect to their interest in the common shares on IRS Form 8938. A U.S. Person holding common shares that acquires common shares from the Company will be required to file a Form 926 or a similar form with the IRS if (i) such person owns immediately after the transfer at least 10% by vote or value of the Company or (ii) the transfer, when aggregated with all related transfers under applicable regulations, exceeds $100,000. In the event that a U.S. Person holding common shares that is required to file such form fails to do so, the U.S. Person could be subject to a penalty of up to $100,000 (equal to 10% of the cash transferred). U.S Persons should consult their tax advisors with respect to these or any other reporting requirements which may apply with respect to their purchase, holding and/or sale of the common shares.

          Tax-Exempt Shareholders.    Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includable in income by the tax-exempt entity as unrelated business taxable income.

          Prospective investors that are tax exempt entities are urged to consult their tax advisors as to the potential impact of the unrelated business taxable income provisions of the Code. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII shareholder also must file IRS Form 5471 in the circumstances described above.

          Dispositions of Common Shares.    Subject to the discussion below relating to the potential application of section 1248 of the Code and PFIC rules, U.S. Persons that hold common shares generally should recognize capital gain or loss for U.S. Federal income tax purposes on the sale, exchange, redemption or other disposition of common shares in the same manner as on the sale, exchange, redemption or other disposition of any other shares held as capital assets. If the holding period for these shares exceeds one year, under current law any gain will be subject to tax at a current maximum marginal tax rate of 20% for individuals and 35% for corporations. Moreover, gain, if any, generally will be U.S. source gain and generally will constitute "passive category income" for foreign tax credit limitation purposes.

          Section 1248 of the Code provides that if a U.S. Person sells or exchanges stock in a non-U.S. corporation and such person owned, directly, indirectly through certain non-U.S. entities or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC's earnings and profits (determined under U.S. Federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors, no U.S. shareholder of the Company should be treated as owning (directly, indirectly through non-U.S. entities or constructively) 10% or more of the total voting power of the Company; to the extent this is the case, the application of section 1248 of the Code under the regular CFC rules should not apply to dispositions of our shares. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge.

          A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. Federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. In the event this is determined necessary, the Company will provide the relevant information necessary to complete the Form.

          Section 1248 of the Code, in conjunction with the RPII rules, also applies to the sale or exchange of shares in a non-U.S. corporation if the non-U.S. corporation would be treated as a CFC for RPII purposes regardless of whether the shareholder is a 10% U.S. Shareholder or the 20% Gross Income Exception applies or whether the ownership of the non-U.S. corporation's shares by direct or indirect insureds and related persons is less than the 20% threshold.

          Existing proposed regulations do not address whether section 1248 of the Code would apply if a non-U.S. corporation is not a CFC but the non-U.S. corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. We believe, however, that this application of section 1248 of the Code under the RPII rules should not apply to dispositions of common shares because the Company will not be directly engaged in the insurance business. We cannot be certain, however, that the IRS will not interpret the proposed regulations in a contrary manner or that the U.S. Treasury will not amend the proposed regulations to provide that these rules will apply to dispositions of common shares. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of common shares.

          Medicare Contribution Tax.    A U.S. Person that is an individual, estate or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. Person's "net investment income" (or "undistributed net investment income" in the case of estates and trusts) for the relevant taxable year and (2) the excess of the U.S. Person's modified adjusted gross income for the taxable year over a certain threshold (which in the case of an individual will be between $125,000 and $250,000, depending on the individual's circumstances). A U.S. Person's net investment income will generally include its dividend income and its net gains from the disposition of common shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Under the regulations, an inclusion of subpart F income by a 10% U.S. Shareholder will not be treated as a dividend for purposes of calculating this 3.8% tax on "net investment income" However, actual distributions with respect to such income, which as previously taxed income will not be subject to U.S. Federal income tax, will be treated as dividends for purposes of calculating net investment income and this 3.8% tax.

          Passive Foreign Investment Companies.    In general, a non-U.S. corporation will be a PFIC during a given year if (i) 75% or more of its gross income constitutes "passive income" (the "75% test") or (ii) 50% or more of its assets produce (or are held for the production of) passive income (the "50% test").

          If the Company were characterized as a PFIC during a given year, each U.S. Person holding shares of the Company would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an "excess distribution" with respect to, their shares, unless such person is a 10% U.S. Shareholder subject to tax under the CFC rules or such person made a "qualified electing fund" election or "mark-to-market" election. It is uncertain that the Company would be able to provide its shareholders with the information necessary for a U.S. Person to make a "qualified electing fund" election. In addition, if the Company were considered a PFIC, upon the death of any U.S. individual owning shares, such individual's heirs or estate would not be entitled to a "step-up" in the basis of the shares that might otherwise be available under U.S. Federal income tax laws. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares).

          In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taken in equal portion at the highest applicable tax rate on ordinary income throughout the shareholder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. Federal income tax for such period. In addition, a distribution paid by the Company to U.S. shareholders that is characterized as a dividend and is not characterized as an excess distribution would not be eligible for reduced rates of tax as qualified dividend income if the Company were considered a PFIC in the taxable year in which such dividend is paid or in the preceding taxable year. A U.S. Person that is a shareholder in a PFIC may also be subject to additional information reporting requirements, including the filing of an IRS Form 8621.

          For the above purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC rules provide that income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business" is not treated as passive income. The PFIC provisions also contain a look-through rule under which a foreign corporation shall be treated, for purposes of determining whether it is a PFIC, as if it "received directly its proportionate share of the income . . ." and as if it "held its proportionate share of the assets . . ." of any other corporation in which it owns at least 25% of the value of the stock.

          The insurance income exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. We expect, for purposes of the PFIC rules, that Essent Re will be predominantly engaged in an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business in each year of operations. Accordingly, none of the income or assets of Essent Re should be treated as passive. Additionally, we expect that in each year of operations passive income and assets of our other subsidiaries will be de minimis in each year of operations with respect to our overall income and assets. Under the look-through rule, the Company should be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of its direct and indirect subsidiaries for purposes of the 75% test and the 50% test. As a result, we believe that the Company has not been and should not be treated as a PFIC. We cannot be certain, however, as there are currently no regulations regarding the application of the PFIC provisions to an insurance company and new regulations or pronouncements interpreting or clarifying these rules may be forthcoming, that the IRS will not challenge this position and that a court will not sustain such challenge. Prospective investors should consult their tax advisors as to the effects of the PFIC rules.

          Foreign Tax Credit.    If U.S. Persons own a majority of our shares, only a portion of the current income inclusions, if any, under the CFC, RPII and PFIC rules and of dividends paid by us (including any gain from the sale of shares that is treated as a dividend under section 1248 of the Code) will be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitations. We will consider providing shareholders with information regarding the portion of such amounts constituting foreign source income to the extent such information is reasonably available. It is also likely that substantially all of the "subpart F income," RPII and dividends that are foreign source income will constitute "passive category income" for foreign tax credit limitation purposes. Thus, it may not be possible for most shareholders to utilize excess foreign tax credits to reduce U.S. tax on such income.

          Information Reporting and Backup Withholding on Distributions and Disposition Proceeds.    Information returns may be filed with the IRS in connection with distributions on our shares and the proceeds from a sale or other disposition of our shares unless the holder of our shares establishes an exemption from the information reporting rules. A holder of shares that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder is not a corporation or other exempt recipient or fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. Person will be allowed as a credit against the U.S. Person's U.S. Federal income tax liability and may entitle the U.S. Person to a refund, provided that the required information is timely and accurately furnished to the IRS.

          Proposed U.S. Tax Legislation.    It is possible that legislation could be introduced and enacted by the current Congress or future Congresses that could have an adverse impact on us or holders of common shares. Any such legislation could have a retroactive effect. Additionally, the U.S. Federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States or is a PFIC, or whether U.S. Persons would be required to include in their gross income the "subpart F income" or the RPII of a CFC, are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

UNDERWRITING (CONFLICTS OF INTEREST)

          We, the selling shareholders and the underwriters named below will enter into an underwriting agreement with respect to the shares being offered by this prospectus supplement. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Macquarie Capital (USA) Inc.
Dowling & Partners Securities, LLC
Keefe, Bruyette & Woods, Inc.
Wells Fargo Securities, LLC

Total	12,000,000

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          The underwriters have an option to buy up to an additional 1,800,000 shares from Essent Group Ltd. and from the selling shareholders to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling shareholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

Paid by the Essent Group Ltd.	No Exercise	Full Exercise
Per share
Total

Paid by the Selling Shareholders	No Exercise	Full Exercise
Per share
Total

          Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          We and our executive officers, directors, and certain holders of our outstanding common shares, including the selling shareholders, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common shares or securities convertible into or exchangeable for common shares during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the representatives, and we have also agreed not to file any registration statement under the Securities Act (other than on Form S-8 relating to employee benefit plans). This agreement does not apply to any employee benefit plans described herein.

          The representatives, in their discretion, may release our common shares and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release our common shares and other securities from the lock-up agreements, the representatives will consider, among other factors, our or the holder's reasons for requesting the release, the number of shares of our common shares and other securities for which the release is being requested and market conditions at the time.

          Our common shares are listed on the NYSE under the symbol "ESNT".

          In connection with this offering, the underwriters may purchase and sell common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional shares for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of this offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common shares. As a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

 European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

          (a)     to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

          (b)     to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

          (c)     to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

          (d)     in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Residents of the United Kingdom

          Each underwriter has represented and agreed that:

          (a)     it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

          (b)     it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to Residents of Hong Kong

          The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Notice to Residents of Singapore

          This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Residents of Japan

          The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

          The underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares offered.

          We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $             . We have agreed to reimburse the underwriters for certain expenses relating to clearing this offering with FINRA in an amount up to $10,000. The underwriters have agreed to reimburse us for certain expenses incurred by us in connection with this offering upon closing of the offering.

          We and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

 Conflicts of Interest

          Due to its role as selling shareholder, Goldman, Sachs & Co. and/or its affiliates may be receiving more than 5% of the net offering proceeds resulting in a "conflict of interest" pursuant to FINRA Rule 5121(f)(5)(C). Additionally, due to its role as selling shareholder, J.P. Morgan Securities LLC and/or its affiliates may be receiving more than 5% of the net offering proceeds resulting in a "conflict of interest" pursuant to FINRA Rule 5121(f)(5)(C). Therefore, this offering will be conducted in accordance with FINRA Rule 5121, which requires that Goldman, Sachs & Co. and J.P. Morgan Securities LLC not make sales to discretionary accounts without the prior written consent of the account holder. A QIU, as defined in Rule 5121, will not be necessary for this offering as the securities have a "bona fide public market" pursuant to Rule 5121(a)(1)(B).

Other Relationships

          Pursuant to an engagement agreement, we retained Solebury Capital LLC ("Solebury"), a FINRA member, to provide certain financial consulting services in connection with this offering. We agreed to pay Solebury, only upon successful completion of this offering, a fee equal to 2.25% of the total underwriting discount in the offering and, at our sole discretion, an additional potential incentive fee of an additional 0.25%. In determining whether we elect to award any or all of the incentive fee, we will consider the level of, and our satisfaction with, the services provided by Solebury throughout the offering process. We also agreed to reimburse Solebury for reasonable and documented travel and other out-of-pocket expenses up to a maximum of $10,000 and have provided indemnification of Solebury pursuant to the engagement agreement. Solebury is not acting as an underwriter and has no contact with any public or institutional investor on behalf of us or the underwriters. In addition, Solebury will not underwrite or purchase any of our common shares in this offering or otherwise participate in any such undertaking.

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

          An affiliate of Wells Fargo Securities, LLC, one of the underwriters in this offering, is a significant customer of the Company.

          Because we are considered to be a non-bank subsidiary of The Goldman Sachs Group, Inc. under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), we will be required to comply with Section 13 of the BHC Act, which is known as the Volcker Rule. In December 2013, the U.S. financial regulators approved final regulations implementing the Volcker Rule. The Volcker Rule, in relevant part, restricts banking entities from proprietary trading (subject to certain exemptions) and from acquiring or retaining any equity, partnership or other interests in, or sponsoring, certain private investment funds (including private equity funds), subject to satisfying certain conditions, and from engaging in certain transactions with funds. As a controlled entity of The Goldman Sachs Group, Inc., we are subject to the activity restrictions and compliance requirements of the Volcker Rule.

LEGAL MATTERS

          The validity of the common shares offered in this offering will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda. Certain other legal matters relating to the offering will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Various legal matters relating to this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

          The consolidated financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm given on the authority of said firm as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES UNDER U.S. FEDERAL SECURITIES LAWS

          We are a Bermuda company. In addition, certain of our directors and officers as well as certain of the experts named in this prospectus supplement, reside outside the United States, and all or a substantial portion of our assets and their assets are located outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon those persons or to recover against us or those persons on judgments of courts in the United States, including judgments based on civil liabilities provisions of the U.S. Federal securities laws.

          We have been advised by Conyers Dill & Pearman Limited, our Bermuda counsel, that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. We also have been advised by Conyers Dill & Pearman Limited that there is doubt as to whether the courts of Bermuda would enforce (1) judgments of U.S. courts based on the civil liability provisions of the U.S. Federal securities laws obtained in actions against us or our directors and officers, and (2) original actions brought in Bermuda against us or our officers and directors based solely upon the U.S. Federal securities laws. A Bermuda court may, however, impose civil liability on us or our directors or officers in a suit brought in the Supreme Court of Bermuda provided that the facts alleged constitute or give rise to a cause of action under Bermuda law. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under the U.S. Federal securities laws, would not be allowed in Bermuda courts to the extent that they are contrary to public policy.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-3, of which this prospectus supplement and the accompanying prospectus is a part. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our Company and the securities registered hereby, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus are not necessarily complete and, where that contract or other document is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates.

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. These documents contain specific information regarding us. These documents, including exhibits and schedules thereto, may be inspected without charge at the SEC's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Section may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov. Our common shares are listed on the New York Stock Exchange under the ticker symbol "ESNT." Our SEC filings are also available (free of charge) from our web site at www.essentgroup.com. Information contained on our web site or any other web site is not incorporated into this prospectus and does not constitute a part of this prospectus. Document requests may be directed to Secretary, Essent Group Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

INFORMATION INCORPORATED BY REFERENCE

          The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. These documents contain important information about us and our financial condition. This information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and their amendments, except information furnished under Item 2.02 or Item 7.01 of Form 8-K, which is neither deemed filed nor incorporated by reference herein:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 10, 2014;

  •
  the information specifically incorporated by reference into our Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A, filed on April 4, 2014;

  •
  our Quarterly Reports on Form 10-Q for the periods ended March 31, 2014, filed on May 15, 2014, June 30, 2014, filed on August 14, 2014, and September 30, 2014, filed on November 14, 2014;

  •
  our Current Report on Form 8-K filed on May 9, 2014;

  •
  the description of our common shares set forth in our registration statement on Form 8-A/A filed on October 28, 2013, including any and all amendments and reports filed for the purpose of updating that description; and

  •
  any future filings we make under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including any filings after the date of this prospectus supplement until we terminate this offering.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein may be modified or superseded in the future. Any such statement so modified shall not be deemed to constitute a part of this prospectus supplement except as so modified and any statement so superseded shall not be deemed to constitute a part of this prospectus supplement.

PROSPECTUS

ESSENT GROUP LTD.

COMMON SHARES

        Essent Group Ltd. and a group of selling shareholders may, from time to time, offer, issue and sell, together or separately, up to 13,800,000 common shares of Essent Group Ltd., par value $0.015 per share, pursuant to the registration statement of which this prospectus forms a part.

        This prospectus contains a general description of the common shares we and the selling shareholders may offer, which will be supplemented by a prospectus supplement containing specific information about the terms of that issuance, which also may add, update or change information contained in this prospectus. You should read carefully this prospectus and any applicable supplements before deciding to invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

        Our common shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "ESNT." We expect that any common shares sold pursuant to a prospectus supplement will be listed on such exchange, subject to official notice of issuance. Any prospectus supplement will contain information, where applicable, as to any other listing on the NYSE or any other securities exchange of the other securities covered by the prospectus supplement.

        The identity of, and other information relating to, the selling shareholders and any underwriters, dealers or agents involved in the sale of the common shares will be included in the applicable prospectus supplement to this prospectus.

        Consider carefully the "Risk Factors" beginning on page 4, in any accompanying prospectus supplement, and in the reports we file with the Securities and Exchange Commission (the "SEC") that are incorporated by reference into this prospectus before deciding to invest in our common shares.

        Neither the SEC, any state securities commission, the Registrar of Companies in Bermuda, or the Bermuda Monetary Authority (the "BMA"), nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy of this prospectus or any prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 17, 2014.

i

ABOUT THIS PROSPECTUS

        Unless the context otherwise indicates or requires, the terms "we," "our," "us," "Essent," and the "Company," as used in this prospectus, refer to Essent Group Ltd. and its directly and indirectly owned subsidiaries, including our primary operating subsidiary, Essent Guaranty, Inc. When we use the term "Essent Group," we are only referring to Essent Group Ltd. and not its subsidiaries.

        This prospectus is part of an automatic shelf registration statement that we filed with the SEC, as a "well-known seasoned issuer" as defined in Rule 405 of the Securities Act of 1933, as amended (the "Securities Act"), utilizing a "shelf" registration process. Under this shelf registration process, from time to time, we or the selling shareholders may sell the common shares described in this prospectus. We have provided to you in this prospectus a general description of the common shares that we or the selling shareholders may offer and the general manner in which the common shares can be offered. Each time we or the selling shareholders sell common shares under this shelf registration process, we will provide a prospectus supplement that will contain specific information about the terms of the common shares being offered and the manner in which they may be offered. We and any underwriter or agent that we may from time to time retain may also provide you with other information relating to an offering, which we refer to as "other offering material." A prospectus supplement or any such other offering material provided to you may include a discussion of any risk factors or other special considerations applicable to the common shares and to us and may also include, if applicable, a discussion of material tax considerations. We may also add, update or change in the prospectus supplement or such other offering material any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the applicable prospectus supplement or other offering material, you should rely on the information in the prospectus supplement or other offering material; provided, that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement. Throughout this prospectus, where we indicate that information may be supplemented in an applicable prospectus supplement or supplements, that information may also be supplemented in other offering material provided to you. You should read this prospectus and any prospectus supplement or other offering material together with additional information described under the heading "Where You Can Find More Information."

        The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the common shares offered under this prospectus. The registration statement can be read at the SEC's web site or at the SEC's public reference room mentioned under the heading "Where You Can Find More Information."

        You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" below. We and the selling shareholders have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling shareholders are not making an offer to sell the common shares or soliciting an offer to buy the common shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

        Any prospectus supplement will contain the names of the underwriters, dealers or agents involved in the sale of the common shares, together with the terms of offering, the compensation of those underwriters and the net proceeds to us.

        We are not making any representation to any purchaser of the common shares regarding the legality of an investment in the common shares by such purchaser. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor or tax advisor for legal, business and tax advice regarding an investment in the common shares.

ESSENT GROUP LTD.

        We are an established and growing private mortgage insurance company. We were formed to serve the U.S. housing finance industry at a time when the demands of the financial crisis and a rapidly changing business environment created the need for a new, privately funded mortgage insurance company. We believe that our growth has been driven largely by the unique opportunity we offer lenders to partner with a well-capitalized mortgage insurer, unencumbered by legacy business, that provides fair and transparent claims payment practices, and consistency and speed of service.

        Private mortgage insurance plays a critical role in the U.S. housing finance system. Essent and other private mortgage insurers provide credit protection to lenders and mortgage investors by covering a portion of the unpaid principal balance of a mortgage in the event of a default. In doing so, we provide private capital to mitigate mortgage credit risk, allowing lenders to make additional mortgage financing available to prospective homeowners.

        Private mortgage insurance helps extend affordable home ownership by facilitating the sale of low down payment loans into the secondary market. Two U.S. Federal government-sponsored enterprises, Fannie Mae and Freddie Mac, which we refer to collectively as the GSEs, purchase residential mortgages from banks and other lenders and guaranty mortgage-backed securities that are offered to investors in the secondary mortgage market. The GSEs are restricted by their charters from purchasing or guaranteeing low down payment loans, defined as loans with less than a 20% down payment, that are not covered by certain credit protections. Private mortgage insurance satisfies the GSEs' credit protection requirements for low down payment loans, supporting a robust secondary mortgage market in the United States.

        Essent Group was organized as a limited liability company under the laws of Bermuda on July 1, 2008. Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Our wholly owned primary insurance subsidiary, Essent Guaranty, Inc., received its certificate of authority from the Pennsylvania Insurance Department in July 2009, and subsequently received licenses to issue mortgage insurance in all 50 states and the District of Columbia. Our website address is www.essentgroup.com. We have included our website address in this prospectus solely as an inactive textual reference. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it to be part of this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        In addition to historical information, this prospectus, including the information incorporated by reference into this prospectus, contains statements relating to events, developments or results that we expect or anticipate may occur in the future. These statements are "forward-looking statements" within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as "anticipate," "may," "will," "could," "should," "would," "expect," "intend," "plan," "goal," "contemplate," "believe," "estimate," "predict," "project," "potential," "continue," "seek," "strategy," "future," "likely" or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management's current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment. New risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including:

  •
  changes in or to the GSEs, whether through Federal legislation, restructurings or a shift in business practices;

  •
  failure to continue to meet the mortgage insurer eligibility requirements of the GSEs;

  •
  competition for our customers;

  •
  lenders or investors seeking alternatives to private mortgage insurance;

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  increase in the number of loans insured through Federal government mortgage insurance programs, including those offered by the Federal Housing Administration;

  •
  decline in new insurance written ("NIW") and franchise value due to loss of a significant customer;

  •
  decline in the volume of low down payment mortgage originations;

  •
  the definition of "Qualified Mortgage" reducing the size of the mortgage origination market or creating incentives to use government mortgage insurance programs;

  •
  the definition of "Qualified Residential Mortgage" reducing the number of low down payment loans or lenders and investors seeking alternatives to private mortgage insurance;

  •
  the implementation of the Basel III Capital Accord, which may discourage the use of private mortgage insurance;

  •
  decrease in the length of time our insurance policies are in force;

  •
  uncertainty of loss reserve estimates;

  •
  deteriorating economic conditions;

  •
  management of risk in our investment portfolio;

  •
  fluctuations in interest rates;

  •
  inadequacy of the premiums we charge to compensate for our losses incurred;

  •
  dependence on management team and qualified personnel;

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  disturbance to our information technology systems;

  •
  change in our customers' capital requirements discouraging the use of mortgage insurance;

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  declines in the value of borrowers' homes;

  •
  limited availability of capital;

  •
  unanticipated claims arise under and risks associated with our contract underwriting program;

  •
  industry practice that loss reserves are established only upon a loan default;

  •
  disruption in mortgage loan servicing;

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  risk of future legal proceedings;

  •
  customers' technological demands;

  •
  our non-U.S. operations becoming subject to U.S. Federal income taxation;

  •
  becoming considered a passive foreign investment company for U.S. Federal income tax purposes;

  •
  scope of recently enacted legislation is uncertain;

  •
  potential inability of our insurance subsidiaries to pay dividends; and

  •
  other risks and factors listed under "Risk Factors" and elsewhere in this prospectus.

        For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should review the discussion under "Risk Factors" in this prospectus, the applicable prospectus supplement, the documents incorporated by reference into this prospectus, including the discussion under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2013, and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, and those risks detailed in our subsequent reports and registration statements filed from time to time with the SEC. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date of the document in which they are included.

RISK FACTORS

        Investing in our common shares involves risk. You should carefully consider the risk factors contained in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein, and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring our common shares. These risks could have a material adverse effect on our business, results of operations or financial condition and cause the value of our common shares to decline. You could lose all or part of your investment.

USE OF PROCEEDS

        We do not currently know the number of common shares that ultimately will be sold pursuant to this prospectus or the prices at which such common shares will be sold. We will retain broad discretion over the use of the net proceeds to us from any sale of the common shares described in this prospectus. The use of the net proceeds from any sale of our common shares by us under this prospectus will be specified in the applicable prospectus supplement. We will not receive any of the proceeds from the sale of our common shares by any selling shareholder.

DESCRIPTION OF OUR SHARE CAPITAL

        The following description of our share capital is a summary and is based on the provisions of our amended and restated bye-laws (our "bye-laws") and the applicable provisions of the Bermuda Companies Act of 1981 (the "Companies Act"). This information is qualified entirely by reference to the applicable provisions of our memorandum of association, our bye-laws and the Companies Act. For information on how to obtain copies of our memorandum of association and bye-laws, which are exhibits to the registration statement of which this prospectus is a part, see "Where You Can Find More Information."

Authorized and Outstanding Capital Stock

        Essent Group is authorized to issue a total of 233,333,333.333 common shares, with a par value of $0.015 per share.

        As of November 14, 2014, there were 86,524,092 common shares issued and outstanding, and no preferred shares were authorized, issued or outstanding.

Preference Shares

        Pursuant to Bermuda law and our bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of the Company.

Common Shares

  General

        Our common shares have no pre-emptive rights or other rights to subscribe for additional shares, and no rights of redemption, conversion or exchange. Under certain circumstances and subject to the provisions of Bermuda law and our bye-laws, we may be required to make an offer to repurchase shares held by members. All of our outstanding shares of common shares are fully paid and nonassessable. Our common shares are listed on the NYSE under the symbol "ESNT."

  Dividend Policy

        The board may, subject to Bermuda law and our bye-laws, declare a dividend to be paid to our members as of a record date determined by the board, in proportion to the number of shares held by such holder.

  Voting Rights

        In general, and subject to the adjustments described below, holders of our common shares will have one vote for each common share held by them and will be entitled to vote, on a non-cumulative basis, at all meetings of shareholders.

        Under our bye-laws, in the event that a Tentative 9.5% Shareholder (as defined below) exists, the aggregate votes conferred by shares held by a shareholder and treated as Controlled Shares (as defined below) of that Tentative 9.5% Shareholder shall be reduced to the extent necessary such that the Controlled Shares of the Tentative 9.5% Shareholder will constitute less than nine and one-half percent (9.5%) of the voting power of all issued and outstanding shares. The votes of members owning no shares treated as Controlled Shares of any Tentative 9.5% U.S. member shall, in the aggregate, be increased by the same number of votes subject to reduction as described above, provided, however, that no shares shall be conferred votes to the extent that doing so will cause any person to be treated as a 9.5% Shareholder. These reductions will be made pursuant to formulas provided in our bye-laws, as applied by the board within its discretion. Under these provisions certain members may have their voting rights limited to less than one vote per share, while other members may have voting rights in excess of one vote per share.

        "Tentative 9.5% Shareholder" means for a U.S. Person that, but for adjustments or restrictions on exercise of the voting power of shares pursuant to our bye-laws, would be a 9.5% Shareholder.

        "Controlled Shares" means, in reference to any person, all shares that such person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the Internal Revenue Code of 1986, as amended (the "Code")) or, in the case of any U.S. Person, constructively (within the meaning of Section 958(b) of the Code); "9.5% Shareholder" means a U.S. Person that (a) owns (within the meaning of Section 958(a) of the Code) any shares and (b) owns, is deemed to own, or constructively owns Controlled Shares which confer votes in excess of 9.5% of the votes conferred by all of the issued and outstanding shares. For purposes of this discussion, the term "U.S. Person" means: (i) an individual citizen or resident of the United States, (ii) a partnership or corporation, created in or organized under the laws of the United States, or organized under the laws of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. Federal income taxation regardless of its source, (iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. trustees have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a U.S. Person for U.S. Federal income tax purposes or (v) any other person or entity that is treated for U.S. Federal income tax purposes as if it were one of the foregoing.

        In addition, our bye-laws provide that the board may determine that certain shares shall not carry voting rights or shall have reduced voting rights to the extent that the board reasonably determines that it is necessary to do so to avoid any adverse tax consequences or materially adverse legal or regulatory treatment to us, any of our subsidiaries or any member or its affiliates, provided that the board will use reasonable efforts to ensure equal treatment to similarly situated members to the extent possible under the circumstances.

        Our bye-laws authorize us to request information from any member for the purpose of determining whether a member's voting rights are to be adjusted as described above. If, after a reasonable cure period, a member fails to respond to a request by us for information or submits incomplete or inaccurate information in response to a request, the board may eliminate the member's voting rights. A member will be required to notify us in the event it acquires actual knowledge that it or one of its investors is the actual, deemed or constructive owner of 9.5% or more of our controlled shares.

Dividends and Other Distributions

        Under Bermuda law, a company may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of the company's assets would thereby be less than its liabilities. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of holders of any preference shares. "Contributed surplus" is defined for purposes of Section 54 of the Companies Act to include the proceeds arising from donated shares, credits resulting from the redemption or conversion of shares at less than the amount set up as nominal capital and donations of cash and other assets to the company.

Meetings of Shareholders

        Our annual general meeting is held each year. Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days' notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that the Chief Executive Officer or the Chairman (if any) or any two directors or any director and the secretary may convene a members meeting. In addition, upon receiving a requisition from the shareholders of at least one tenth (1/10th) of the paid up share capital of the Company, the board shall convene a special general meeting. Under our bye-laws, at least 5 days' notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting, by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. The quorum required for a general meeting of shareholders is two or more persons present throughout and representing in person or by proxy in excess of 50% of the total issued voting shares. Questions proposed for the consideration by the shareholders will be decided by the affirmative vote of the majority of the votes cast.

Voting Rights and Quorum Requirements

        Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act. Subject to our bye-laws, at any general meeting two or more persons present throughout and representing in person or by proxy in excess of 50% of the total issued voting shares in the Company shall form a quorum for the transaction of business. Generally, except as otherwise provided in the bye-laws or the Companies Act, at any general meeting, subject to any rights or restrictions attached to the shares, every shareholder present in person and every person holding a valid proxy at such meeting shall be entitled to one vote for each voting share held. No shareholder shall be entitled to vote at a general meeting unless such shareholder has paid all the calls on all shares held by them. Subject to the Companies Act and our bye-laws, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast. In the case of an equality of votes the resolution shall fail.

Approval of Corporate Matters by Written Consent

        The Companies Act and our bye-laws provide that shareholders may take action by written resolution signed by the majority of shareholders that would have been required had a meeting occurred and had all shareholders so entitled attended and voted thereat.

Shareholder Proposals

        Under Bermuda law, shareholder(s) may, as set forth below and at their own expense (unless the company otherwise resolves), require the company to: (i) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholder(s) may properly move at the next annual general meeting; and/or (ii) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in any proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (i) any number of shareholders representing not less than 5% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (ii) not less than 100 shareholders.

Shareholder Advance Notice Procedure

        Our bye-laws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before an annual general meeting of our shareholders.

        These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our Company.

        The bye-laws provide that any shareholder wishing to nominate persons for election as directors at, or bring other business before, an annual general meeting must deliver to our secretary a timely written notice of the shareholder's intention to do so.

        To be timely, the shareholder's notice must be delivered to or mailed and received by us not less than 90 days nor more than 120 days before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice no earlier than 120 days prior to such annual general meeting and no later than the later of 70 days prior to the date of the general meeting or the 10th day following the day on which public announcement of the date of the general meeting was first made by the Company.

        The notice must include the following information:

  •
  the name and address of the shareholder who intends to make the nomination and the name and address of the person or persons to be nominated or the nature of the business to be proposed;

  •
  a representation that the shareholder is a holder of record of our share capital entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons or to introduce the business specified in the notice;

  •
  if applicable, a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made by the shareholder;

  •
  such other information regarding each nominee or each matter of business to be proposed by such shareholder as would be required to be included in a proxy statement filed under the SEC's proxy rules if the nominee had been nominated or intended to be nominated, or the matter that had been proposed, or intended to be proposed, by the board of directors;

  •
  if applicable, the consent of each nominee to serve as a director if elected; and

  •
  such other information that the board of directors may request in its discretion.

Number of Directors

        Our bye-laws provide that our board shall consist of such number of directors being not less than two directors and such number in excess as the board may determine. Our board of directors currently consists of nine directors.

Classified Board of Directors

        Our board is divided into three classes, Class I, Class II and Class III. Each class of directors consists of one-third of the total number of directors constituting the entire board. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting.

Removal of Directors

        Our bye-laws provide that a director may be removed only with cause by a majority vote of the shareholders, provided that the notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Duties of Directors

        The Companies Act, which applies to us, authorizes the directors of a company, subject to its bye-laws, to exercise all powers of the company except those that are required by the Companies Act or the company's bye-laws to be exercised by the shareholders of the company. Our bye-laws provide that our business is to be managed and conducted by our board. At common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

  •
  a duty to act in good faith in the best interests of the company;

  •
  a duty not to make a personal profit from opportunities that arise from the office of director;

  •
  a duty to avoid conflicts of interest; and

  •
  a duty to exercise powers for the purpose for which such powers were intended.

        The Companies Act imposes a duty on directors and officers of a Bermuda company:

  •
  to act honestly and in good faith with a view to the best interests of the company; and

  •
  to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

        The Companies Act also imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

        Under Bermuda law, directors and officers generally owe fiduciary duties to the company itself, not to the company's individual shareholders or members, creditors, or any class of either shareholders, members or creditors. Our shareholders may not have a direct cause of action against our directors.

Interested Directors

        Bermuda law provides that if a director has an interest in a material contract or proposed material contract with us or any of our subsidiaries or has a material interest in any person that is a party to such a contract, the director must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the board.

Indemnification of Directors and Officers

        Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may in its bye-laws or in any contract or arrangement between the company and any officer, or any person employed by the company as auditor, exempt such officer or person from, or indemnify him in respect of, any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty in relation to the company or any subsidiary thereof.

        We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company's directors or officers for any act or failure to act in the performance of such director's or officer's duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors' and officers' liability policy for this purpose.

Amendment of Memorandum of Association

        Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Certain amendments to the memorandum of association may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

        Amendments to our memorandum of association will require an affirmative vote of the majority of our board and by a resolution of the shareholders including the affirmative vote of not less than 66 2/3% of the votes attaching to all shares in issue.

        These provisions make it more difficult for any person to remove or amend any provisions in our memorandum of association and bye-laws that may have an anti-takeover effect.

Amendment of Bye-laws

        Consistent with the Companies Act, our bye-laws provide that the bye-laws may only be rescinded, altered or amended upon approval by a resolution of our board of directors and by a resolution of our shareholders.

        In the case of certain bye-laws, including the bye-laws relating to the power to demand a vote on a poll, election and removal of directors, indemnification and exculpation of directors and officers, winding up of the company and amendment of memorandum of association provisions, the required resolutions must include the affirmative vote of at least 66 2/3% of our directors then in office and of at least 66 2/3% of the votes attaching to all shares in issue.

Approval of Certain Transactions

  Amalgamations, Mergers and Similar Arrangements

        The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company's board of directors and by its shareholders. Our bye-laws provide that a simple majority of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting is two persons present throughout and representing in person or by proxy in excess of 50% of the total issued voting shares in the Company.

        Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder's shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

        Our bye-laws contain provisions regarding "business combinations" with "interested shareholders."

        Pursuant to our bye-laws, in addition to any other approval that may be required by applicable law, any business combination with an interested shareholder within a period of three years after the date of the transaction in which the person became an interested shareholder must be approved by our board and authorized at an annual or special general meeting by the affirmative vote of at least 66 2/3% of our issued and outstanding voting shares that are not owned by the interested shareholder, unless:

  •
  prior to the time that the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; or

  •
  upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our issued and outstanding voting shares at the time the transaction commenced, excluding for the purposes of determining the number of shares issued and outstanding, those shares owned (i) by persons who are directors and also officers and (ii) employee share plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in an tender or exchange offer.

        The bye-laws define "business combinations" to include the following:

  •
  any merger or consolidation of the Company with the interested shareholder or its affiliates or with any other company, partnership, unincorporated association or other entity if caused by the interested shareholder;

  •
  any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of 10% or more of our assets involving the interested shareholder;

  •
  subject to specified exceptions, any transaction that results in the issuance or transfer by us of any share of the Company to the interested shareholder;

  •
  any transaction involving us that has the effect of increasing the proportionate share of any class or series of our shares beneficially owned by the interested shareholder; or

  •
  any receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

        An "interested shareholder" is a person that beneficially owns 15% or more of our issued and outstanding voting shares and any person affiliated or associated with us that owned 15% or more of our issued and outstanding voting shares at any time three years prior to the relevant time.

  Takeovers

        An acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company in the following ways:

        By a procedure under the Companies Act known as a "scheme of arrangement." A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement.

        By acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice compulsorily acquire the shares of any non-tendering shareholder on the same terms as the original offer unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror's notice of its intention to acquire such shares) orders otherwise.

        Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Inspection of Corporate Records

        Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and certain alterations to our memorandum of association. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and audited financial statements, which must be presented to the annual general meeting of shareholders.

        The register of members of a company is also open to inspection by shareholders and members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is also required to keep at its registered office a register of directors and officers which is also open to inspection by shareholders and members of the general public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Shareholders' Suits

        Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company's memorandum of association or bye-laws.

        Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than that which actually approved it.

        When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Dissolution

        Under Bermuda law, a solvent company may be wound up by way of a shareholders' voluntary liquidation. Prior to the company entering liquidation, a majority of the directors shall each make a statutory declaration, which states that the directors have made a full enquiry into the affairs of the company and have formed the opinion that the company will be able to pay its debts within a period of 12 months of the commencement of the winding up and must file the statutory declaration with the Bermuda Registrar of Companies. The general meeting will be convened primarily for the purposes of passing a resolution that the company be wound up voluntarily and appointing a liquidator. The winding up of the company is deemed to commence at the time of the passing of the resolution.

Certain Bye-law Provisions

        The provisions of our bye-laws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which could result in an improvement of such persons' terms.

Pine Brook Shareholders Agreement

        We are a party to a shareholders agreement dated November 5, 2013 with certain affiliates of Pine Brook Road Partners ("Pine Brook"), pursuant to which, for so long as Pine Brook holds at least 35% of the shares held by it at the consummation of our initial public offering in November 2013, Pine Brook has the right to nominate one Class III director to our board of directors at each annual general meeting of shareholders at which the term of a Pine Brook designee expires. In addition, we have agreed to use commercially reasonable efforts to take all necessary and desirable actions within our control to cause the election, removal and replacement of such designee in accordance with the shareholders agreement and applicable law.

Registration Rights

        We are party to an amended and restated registration rights agreement dated November 11, 2014 with Essent Intermediate, L.P., Pine Brook Essent Co Invest, L.P., Valorina LLC, The Goldman Sachs Group, Inc., Aldermanbury Investments Limited, PPF Holdings II Ltd., Renaissance Re Ventures Ltd., the Ithan Creek Entities, Commonwealth Annuity and Life Reinsurance Co. Ltd., Mark Casale, and certain other shareholders identified therein, pursuant to which such parties have certain rights with respect to the registration of their shares.

Transfer Agent and Registrar

        The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, LLC.

PLAN OF DISTRIBUTION

        We and any selling shareholders may sell common shares in any of the ways described below or in any combination:

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  to or through underwriters or dealers;

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  through one or more agents; or

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  directly to purchasers or to a single purchaser.

        The distribution of the common shares may be effected from time to time in one or more transactions:

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  at a fixed price, or prices, which may be changed from time to time;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

        Each prospectus supplement will describe the method of distribution of the common shares and any applicable restrictions. The prospectus supplement will describe the terms of the offering of the common shares, including the following:

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  the name or names of any underwriters, dealers or agents and the amounts of common shares underwritten or purchased by each of them;

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  the public offering price of the common shares and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

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  any securities exchanges on which the securities may be listed.

        Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Only the agents or underwriters named in each prospectus supplement are agents or underwriters in connection with the common shares being offered thereby.

        Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution from us with respect to payments which the agents, underwriters or other third parties may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

        Certain underwriters may use this prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in the common shares. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

        Certain persons participating in an offering may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with rules and regulations under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a short covering transaction to cover short positions. Those activities may cause the price of the common shares to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

SELLING SHAREHOLDERS

        Selling shareholders may use this prospectus in connection with resales of the common shares. The applicable prospectus supplement will identify the selling shareholders and the maximum number of shares being offered by such selling shareholder, among other things. The selling shareholders will receive all the proceeds from the sale of the common shares resold by them. We will not receive any proceeds from sales by selling shareholders.

LEGAL MATTERS

        The validity of the common shares offered under this prospectus will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda. Additional legal matters may be passed upon for any underwriters, dealers and agents by counsel that will be named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm given on the authority of said firm as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES UNDER U.S. FEDERAL SECURITIES LAWS

        We are a Bermuda company. In addition, certain of our directors and officers as well as certain of the experts named in this prospectus, reside outside the United States, and all or a substantial portion of our assets and their assets are located outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon those persons or to recover against us or those persons on judgments of courts in the United States, including judgments based on civil liabilities provisions of the U.S. Federal securities laws.

        We have been advised by Conyers Dill & Pearman Limited, our Bermuda counsel, that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. We also have been advised by Conyers Dill & Pearman Limited that there is doubt as to whether the courts of Bermuda would enforce (1) judgments of U.S. courts based on the civil liability provisions of the U.S. Federal securities laws obtained in actions against us or our directors and officers, and (2) original actions brought in Bermuda against us or our officers and directors based solely upon the U.S. Federal securities laws. A Bermuda court may, however, impose civil liability on us or our directors or officers in a suit brought in the Supreme Court of Bermuda provided that the facts alleged constitute or give rise to a cause of action under Bermuda law. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under the U.S. Federal securities laws, would not be allowed in Bermuda courts to the extent that they are contrary to public policy.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part. This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our Company and the common shares registered hereby, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus and any accompanying prospectus supplement as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus and any accompanying prospectus supplement are not necessarily complete and, where that contract or other document is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. These documents contain specific information regarding us. These documents, including exhibits and schedules thereto, may be inspected without charge at the SEC's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Section may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov. Our common shares are listed on the NYSE under the ticker symbol "ESNT." Our SEC filings are also available (free of charge) from our web site at www.essentgroup.com. Information contained on our web site or any other web site is not incorporated into this prospectus and does not constitute a part of this prospectus. Document requests may be directed to Secretary, Essent Group Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. These documents contain important information about us and our financial condition. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and may supersede this information. We incorporate by reference the documents listed below and their amendments, except information furnished under Item 2.02 or Item 7.01 of Form 8-K, which is neither deemed filed nor incorporated by reference herein:

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  our Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 10, 2014;

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  the information specifically incorporated by reference into our Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A, filed on April 4, 2014;

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  our Quarterly Reports on Form 10-Q for the periods ended March 31, 2014, filed on May 15, 2014, June 30, 2014, filed on August 14, 2014, and September 30, 2014, filed on November 14, 2014;

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  our Current Report on Form 8-K filed on May 9, 2014;

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  the description of common shares set forth in our registration statement on Form 8-A/A filed on October 28, 2013, including any and all amendments and reports filed for the purpose of updating that description; and

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  any future filings we make under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, including any filings after the date of this registration statement until we terminate this offering.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein may be modified or superseded in the future. Any such statement so modified shall not be deemed to constitute a part of this registration statement except as so modified and any statement so superseded shall not be deemed to constitute a part of this registration statement.

Shares

12,000,000
Common Shares

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.	J.P. Morgan	BofA Merrill Lynch
Barclays	Credit Suisse	Macquarie Capital
Dowling & Partners Securities, LLC	Keefe, Bruyette & Woods A Stifel Company	Wells Fargo Securities

Prospectus Supplement dated November      , 2014